As filed with the Securities and Exchange Commission on May 12, 2009

     File No. 811-22207

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY

ACT OF 1940     [X]

     Amendment No. 2      [ X ]

OPPENHEIMER MASTER EVENT-LINKED BOND FUND, LLC

(Exact Name of Registrant as Specified in Charter)

6803 South Tucson Way, Centennial, Colorado 80112-3924

(Address of Principal Executive Offices) (Zip Code)

(303) 768-3200

(Registrant’s Telephone Number, including Area Code)

Robert G. Zack, Esq.
OppenheimerFunds, Inc.

Two World Financial Center, 225 Liberty Street

New York, New York 10281-1008

(Name and Address of Agent for Service)

This Amendment No. 2 to the Registrant’s Registration Statement on Form N-1A (File No. 811-22207) (the “Registration Statement”) consists of the following: (1) the facing sheet of the Registration Statement; (2) Amendment, dated May 12, 2009, to the Registration Statement; and (3) Signature page. Parts A, B and C to the Registration Statement were previously filed on January 28, 2009.

Oppenheimer MASTER EVENT-LINKED BOND FUND, LLC

Amendment dated May 12, 2009 to the
Registration Statement dated January 28, 2009

The following Part B of the Registration Statement dated January 28, 2009, revised May 12, 2009 replaces Part B of the Registration Statement dated January 28, 2009. This Amendment No. 2 to the Fund’s Registration Statement should be read in conjunction with the Fund’s Registration Statement, dated January 28, 2009.

PART B

January 28, 2009, revised May 12, 2009
Oppenheimer Master Event-Linked Bond Fund, LLC

Item 9. Cover Page and Table of Contents.

This Statement of Additional Information is not a prospectus. This document contains additional information about the Fund, supplements information in and should be read together with the Prospectus dated January 28, 2009. A copy of this Registration Statement may be obtained by writing the Fund’s Transfer Agent, OppenheimerFunds Services, at P.O. Box 5270, Denver, Colorado 80217 or by calling the Transfer Agent at (800) 645-2028.

Table of Contents

Fund History………………………………………………………………………………	17
Description of the Fund and its Investments and Risks……………………………………..	17
Management of the Fund……………………………………………………………………	51
Control Persons and Principal Holders of Securities………………………………………..	63
Investment Advisory and Other Services……………………………………………………	64
Portfolio Manager…………………………………………………………………………...	66
Brokerage Allocation and Other Practices………………………………………………….	68
Capital Stock and Other Securities…………………….……………………………………	70
Purchase, Redemption and Pricing of Securities……………………………………………	72
Taxation of the Fund………………………………………………………………………..	74
Underwriters…………………………………………………………………………………	76
Calculation of Performance Data……………………………………………………………	76
Financial Statements………………………………………………………………………...	76
Report of Independent Registered Public Accounting Firm…………………………….	F-1
Financial Statements…………………………………………………………………….	F-2

Item 10. Fund History.

The Fund was organized as a Delaware limited liability company on April 25, 2008.

Item 11. Description of the Fund and Its Investments and Risks.

(a) Classification.

The Fund is a non-diversified, open-end, management investment company.

(b) Investment Strategies and Risks.

The Fund’s investment objective, principal investment strategies and the related risks are described in the Prospectus. The following information supplements and should be read in conjunction with Item 4 of the Fund’s Prospectus. In addition, this Statement of Additional Information (“SAI”) contains information about other investment strategies that the Fund’s investment adviser, OppenheimerFunds, Inc. (the “Manager”), may use in managing the Fund’s portfolio and the related risks. The composition of the Fund’s portfolio and the strategies that the Manager may use in selecting portfolio securities will vary over time. The Fund is not required to use all of the investment strategies described below in seeking its goal. It may use the investment strategies at some times or not at all.

Additional Information About Event-Linked Bonds. Event-linked bonds are fixed income securities for which the return of principal and payment of interest are contingent on the non-occurrence of a specified trigger event, such as an earthquake or hurricane. If the trigger event occurs prior to a bond’s maturity, the Fund may lose all or a portion of its principal and additional interest. If the trigger event does not occur, the Fund will recover its principal plus interest. There can be no assurance that an event-linked bond in which the Fund invests will not experience either a partial or total loss of principal and/or additional interest.

Event-linked bonds are issued by government agencies, insurance companies, reinsurers, special purpose vehicles or other U.S. or non-U.S. entities. Typically, event-linked bonds are issued by non-U.S. special purpose vehicles sponsored by insurance, reinsurance or other companies. The sponsoring company agrees to pay the special purpose vehicle a fixed stream of payments in return for an obligation to cover liabilities related to the occurrence of a specified trigger event. In order to fund its obligation, the special purpose vehicle issues event-linked bonds. The bonds obligate the special purpose vehicle to pay bond investors an amount as interest consisting of the fixed stream of payments and a floating rate of interest (usually a base lending rate, such as LIBOR) which the vehicle earns by investing principal. If the specified trigger event does not occur prior to maturity, the investor will recover principal plus interest. Interest typically accrues and is paid on a quarterly basis. Although principal typically is repaid only on the maturity date, it may be repaid in installments, depending on the terms of the bond. If the specified trigger event occurs, however, the special purpose vehicle uses some (or all) of the principal to meet its obligation to the sponsoring company. In that case, the vehicle’s obligation under the bonds to pay interest or repay principal is reduced or eliminated.

Trigger events are typically defined by three criteria: an event; a geographic area in which the event must occur; and a threshold of economic or physical loss caused by the event, together with a method to measure such loss. In order for a trigger event to be deemed to have occurred, each of the three criteria must be satisfied while the bond is outstanding. The Fund has no limit as to the types of events, geographic areas or thresholds of loss referenced by event-linked bonds in which it can invest. Generally, the event is either a natural or non-natural peril of a kind that results in significant physical or economic loss. Natural perils include disasters such as hurricanes, earthquakes, windstorms, fires and floods. Non-natural perils include disasters resulting from human activity such as commercial and industrial accidents or business interruptions. Some event-linked bonds reference only a single event. Other event-linked bonds may reference multiple events, the occurrence of any one (or other number) of which would satisfy this criteria. Or, an event-linked bond may not specify a particular peril. In these cases, only the geographic area and threshold of physical or economic loss determines whether a trigger event has occurred. For example, certain event-linked bonds, commonly referred to as “mortality” bonds, have trigger events that are deemed to occur if a specific number of deaths occur in an identified geographic area regardless of the peril which caused the loss of life.

Geographic areas identified by event-linked bonds range broadly in scope. A limited number of event-linked bonds do not identify a geographic area, meaning that the event can occur anywhere. The majority of event-linked bonds relate to events occurring within the United States (or a single state or group of states within the United States), Europe (or a single European country) or Japan.

Event-linked bonds also identify a threshold of physical or economic loss. The trigger event is deemed to have occurred only if the event meets or exceeds the specified threshold of physical or economic loss. Some event-linked bonds base loss on payments actually made by a specific insurance company. Other event-linked bonds base loss on modeled payments (for a single, hypothetical insurer or across the insurance industry) or on readings of scientific instruments. Some event-linked bonds utilize a combination of the aforementioned thresholds.

•

Indemnity triggers. Indemnity triggers are based on losses paid and reserved for by an identified insurance company. Generally the identified company sponsored the special purpose vehicle issuing the event-linked bonds. The trigger event would be considered to have occurred only if that company’s losses on catastrophic insurance claims exceeded a certain threshold of insured claims. If the company’s losses (paid and reserved for) were less than the pre-determined aggregate amount, then the trigger event would not be considered to have occurred and the Fund would be entitled to recover its principal plus accrued but unpaid interest. Indemnity triggers require investors and rating agencies to understand the risks of the insurance and reinsurance policies underwritten by the company, which may be difficult to obtain and ascertain, particularly in the case of complex commercial insurance and reinsurance policies. In addition, event-linked bond investors are dependent upon the company’s ability to estimate and settle catastrophe claims in a manner that would not be disadvantageous to investors’ interests.

•

Index triggers. Index triggers are based on pre-defined formulas, which eliminate the risks relating to a company’s insurance claims-handling practices and potential information barriers. However, index triggers generally pose a higher risk (a lower loss threshold) on event-linked bond investors than indemnity triggers, and investors are dependent upon the accuracy of the models and other information received from reporting services used to calculate the loss or metric. Index triggers follow one of the three broad approaches: modeled-loss, industry-loss and parametric.

•	Modeled-Loss. Modeled-loss triggers are based upon a catastrophe-modeling firm’s database estimate of a hypothetical company’s losses based on a model policy portfolio.

•

Industry-Loss. Industry loss triggers are based upon the estimated loss for the insurance industry as a whole from a particular catastrophe. Estimates are derived from a reporting service, such as Property Claim Services.

•

Parametric. Parametric triggers are based upon the occurrence of a catastrophic event with certain defined physical parameters (e.g., wind speed of a hurricane, as measured from a pre-determined location, or magnitude of an earthquake, as measured from a pre-determined location).

•

Hybrid triggers. Hybrid triggers involve more than one metric of physical or economic loss in a single event-linked bond transaction. For example, after the occurrence of a qualifying U.S. earthquake, a modeled-loss index is used to establish a company’s overall market share, and then applied to the industry-loss index associated with the qualifying event to determine any principal reduction. Hybrid triggers may be more complicated and difficult to understand for investors, and involve the applicable risks associated with the types of triggers described above.

The Fund may invest in event-linked bonds in one or more of three ways: the Fund may purchase event-linked bonds when initially offered; the Fund may purchase event-linked bonds in the secondary, over-the-counter market; or the Fund may gain indirect exposure to event-linked bonds using derivatives. As the market for event-linked bonds evolves, the Fund expects to participate in that market and to include new types of event-linked bond offerings in its portfolio.

The Fund may invest in event-linked bonds issued by foreign sovereigns and U.S. or foreign entities that are corporations, partnerships, trusts or other types of business entities. The Fund has no limit as to the maturity of event-linked bonds in which it invests or as to the market capitalization of the issuer. The Fund can invest without limit in event-linked bonds that are below investment grade, commonly called “junk bonds,” which are bonds rated below BBB- by Standard & Poor’s Ratings Services (“S&P”) or Baa3 by Moody’s Investors Service, Inc., (“Moody’s”), or that have comparable ratings by another rating organization. The Fund may invest in unrated event-linked bonds, whether or not determined by the Manager to be investment grade. Event-linked bonds are typically rated by at least one nationally recognized rating agency. The rating primarily reflects the rating agency’s calculated probability that a pre-defined trigger event will occur. The rating also assesses the event-linked bond’s credit risk and the model used to calculate the probability of the trigger event. Although each rating agency utilizes its own general guidelines and methodology to evaluate the risks of an event-linked bond, the average rating in the current market for event-linked bonds is “BB” (or an agency’s equivalent rating). For event-linked bonds with a “BB” rating, the average expected loss probability (i.e., the weighted average sum of both partial and total loss models over a multi-year simulation period) is approximately 1% (i.e., loss occurrence once every 100 years). There can be no assurance that an event-linked bond rated “BB” will not experience either a partial or total loss of principal and/or interest more frequently than once every 100 years. The rating system for event-linked bonds is relatively new and significantly less developed than that of corporate bonds and continues to evolve as the market develops. Most rating agencies rely upon one or more of the reports prepared by the following three independent catastrophe-modeling firms: EQECAT, Inc., AIR Worldwide Corporation and Risk Management Solutions, Inc. These firms utilize different methodologies to evaluate the probability of various types of pre-defined trigger events.

Other Debt Investments. As part of its regular investment program, the Fund can invest in debt investments other than event-linked bonds. The Fund may invest in debt securities of U.S. or foreign issuers. These debt securities may have fixed or floating interest rates; may or may not be collateralized; and may be below investment grade. The Fund has no limits as to the maturity of debt securities in which it invests or as to the market capitalization range of the issuers.

Corporate Debt Obligations. The Fund can purchase debt obligations, such as bonds, debentures, notes and preferred stock issued by U.S. and foreign corporations, partnerships or other business entities. Debt securities purchased by the fund may be subordinate to other liabilities of the issuer. If a borrower becomes insolvent, the borrower’s assets may be insufficient to meet its obligations to the holders of its subordinated debt.

U.S. Government Securities. These are securities issued or guaranteed by the U.S. Treasury, other government agencies or federally-charted corporate entities referred to as “instrumentalities.” The obligations of U.S. government agencies or instrumentalities in which the Fund may invest may or may not be guaranteed or supported by the “full faith and credit” of the United States. “Full faith and credit” means generally that the taxing power of the U.S. government is pledged to the payment of interest and repayment of principal on a security. If a security is not backed by the full faith and credit of the United States, the owner of the security must look principally to the agency issuing the obligation for repayment. The owner might not be able to assert a claim against the United States if the issuing agency or instrumentality does not meet its commitment.

•

U.S. Treasury Obligations. These include Treasury bills (which have maturities of one year or less when issued), Treasury notes (which have maturities of one to ten years when issued), and Treasury bonds (which have maturities of more than ten years when issued). Treasury securities are backed by the full faith and credit of the United States as to timely payments of interest and repayments of principal. The Fund can also buy U.S. Treasury securities whose interest coupons have been “stripped” by a Federal Reserve Bank, zero-coupon U.S. Treasury securities described below, and Treasury Inflation-Protection Securities (“TIPS”).

     The U.S. Treasury securities called “TIPS” are designed to provide an investment that is not vulnerable to inflation. The interest rate paid by TIPS is fixed. The principal value rises or falls semi-annually based on changes in the published Consumer Price Index. If inflation occurs, the principal and interest payments on TIPS are adjusted to protect investors from inflationary loss. If deflation occurs, the principal and interest payments will be adjusted downward, although the principal will not fall below its face amount at maturity.

•

Obligations Issued or Guaranteed by U.S. Government Agencies or Instrumentalities. These include direct obligations and mortgage-related securities that have different levels of credit support from the U.S. government. Some are supported by the full faith and credit of the United States, such as Government National Mortgage Association pass-through mortgage certificates (called “Ginnie Maes”). Some are supported by the right of the issuer to borrow from the U.S. Treasury under certain circumstances, such as Federal National Mortgage Association bonds (“Fannie Maes”). Others are supported only by the credit of the entity that issued them, such as Federal Home Loan Mortgage Corporation obligations (“Freddie Macs”). On September 7, 2008, the Federal Housing Finance Agency, a new independent regulatory agency, placed the Federal National Mortgage Corporation and Federal Home Loan Mortgage Corporation into conservatorship and the U.S. Department of Treasury made a commitment to purchase mortgage-backed securities from the companies through December 2009. The U.S. Department of Treasury also entered into a new secured lending credit facility with those companies and a Preferred Stock Purchase Agreement. Under those agreements, the Treasury will ensure that each company maintains a positive net worth.

•

Zero-Coupon U.S. Government Securities. The Fund can buy zero-coupon U.S. government securities. These will typically be U.S. Treasury Notes and Bonds that have been stripped of their interest coupons or certificates representing interests in those stripped debt obligations and coupons.

     Zero-coupon securities do not make periodic interest payments and are sold at a deep discount from their face value at maturity. The buyer recognizes a rate of return determined by the gradual appreciation of the security, which is redeemed at face value on a specified maturity date. This discount depends on the time remaining until maturity, as well as prevailing interest rates, the liquidity of the security and the credit quality of the issuer. The discount typically decreases as the maturity date approaches.

Because zero-coupon securities pay no interest and compound semi-annually at the rate fixed at the time of their issuance, their value is generally more volatile than the value of other debt securities that pay interest. Their value may fall more dramatically than the value of interest-bearing securities when interest rates rise. When prevailing interest rates fall, zero-coupon securities tend to rise more rapidly in value because they have a fixed rate of return.

The Fund’s investment in zero-coupon securities may cause the Fund to recognize income and make distributions or allocations to shareholders before it receives any cash payments on the zero-coupon investment. To generate cash to satisfy those requirements, the Fund may have to sell portfolio securities that it otherwise might have continued to hold or to use cash flows from other sources such as the sale of Fund shares.

Other Zero-Coupon Securities. The Fund may buy zero-coupon and delayed interest securities, and “stripped” securities of U.S. and foreign corporations and of foreign government issuers. These are similar in structure to zero-coupon and “stripped” U.S. government securities, but in the case of foreign government securities may or may not be backed by the “full faith and credit” of the issuing foreign government. Zero-coupon securities issued by foreign governments and by corporations will be subject to greater credit risks than U.S. government zero-coupon securities.

Other “Stripped” Securities. In addition to buying stripped Treasury securities, the Fund can invest in stripped mortgage-related securities that are created by segregating the cash flows from underlying mortgage loans or mortgage securities to create two or more new securities. Each has a specified percentage of the underlying security’s principal or interest payments. These are a form of derivative investment.

Mortgage securities may be partially stripped so that each class receives some interest and some principal. However, they may be completely stripped. In that case all of the interest is distributed to holders of one type of security, known as an “interest-only” security, or “I/O,” and all of the principal is distributed to holders of another type of security, known as a “principal-only” security or “P/O.” Strips can be created for pass-through certificates or collateralized mortgage obligations (CMOs).

The yields to maturity of I/Os and P/Os are very sensitive to principal repayments (including prepayments) on the underlying mortgages. If the underlying mortgages experience greater than anticipated prepayments of principal, the Fund might not fully recoup its investment in an I/O based on those assets. If underlying mortgages experience less than anticipated prepayments of principal, the yield on the P/Os based on them could decline substantially.

Other Floating Rate and Variable Rate Obligations. The Fund can invest in debt securities other than event-linked bonds that have floating or variable interest rates. Those variable rate obligations may have a demand feature that allows the Fund to tender the obligation to the issuer or a third party prior to its maturity. The tender may be at par value plus accrued interest, according to the terms of the obligations.

The interest rate on a floating rate demand note is adjusted automatically according to a stated prevailing market rate, such as the Prime Rate, the 91-day U.S. Treasury Bill rate, or some other standard. The instrument’s rate is adjusted automatically each time the base rate is adjusted. The interest rate on a variable rate note is also based on a stated prevailing market rate but is adjusted automatically at specified intervals. Generally, the changes in the interest rate on such securities reduce the fluctuation in their market value. As interest rates decrease or increase, the potential for capital appreciation or depreciation is less than that for fixed-rate obligations of the same maturity.

Floating rate and variable rate demand notes that have a stated maturity in excess of one year may have features that permit the holder to recover the principal amount of the underlying security at specified intervals not exceeding one year and upon no more than 30 days’ notice. The issuer of that type of note normally has a corresponding right in its discretion, after a given period, to prepay the outstanding principal amount of the note plus accrued interest. Generally the issuer must provide a specified number of days’ notice to the holder. The Fund can also buy step-coupon bonds that have a coupon rate that changes periodically during the life of the security on pre-determined dates that are set when the security is issued.

Asset-Backed Securities. Asset-backed securities are fractional interests in pools of assets, typically accounts receivable or loans. Asset backed securities that are collateralized loan obligations may include domestic and foreign senior secured loans, unsecured loans and subordinate corporate loans, all of which may be investment grade or below investment grade in quality.

These securities are issued by trusts or special-purpose corporations. They are similar to mortgage-backed securities and are backed by a pool of assets that consist of obligations of individual borrowers. The income from the pool is passed through to the holders of participation interest in the pools. The pools may offer a credit enhancement, such as a bank letter of credit, to try to reduce the risks that the underlying debtors will not pay their obligations when due. However, the enhancement, if any, might not be for the full par value of the security. If the enhancement is exhausted and any required payments of interest or repayments of principal are not made, the Fund could suffer losses on its investment or delays in receiving payment. These entities may issue both equity and debt securities, both of which the Fund may purchase.

In general, asset backed securities are subject to prepayment risks, interest rate risks and the credit risks of both the borrowers and of the entity that issues the security. The value of an asset-backed security is affected by changes in the market’s perception of the asset backing the security, the creditworthiness of the servicing agent for the loan pool, the originator of the loans, or the financial institution providing any credit enhancement, and is also affected if any credit enhancement has been exhausted. The main risks of investing in asset-backed securities are ultimately related to payment of the underlying loans by the individual borrowers.

The Fund does not select either the borrowers or the collateral under these arrangements. As a purchaser of an asset-backed security, the Fund would generally have no recourse to the entity that originated the loans in the event of default by a borrower. The underlying loans are subject to prepayments, which may shorten the weighted average life of asset-backed securities and may lower their return. Some asset-backed securities do not have the benefit of a security interest in the underlying collateral. Even if the obligations are collateralized, there may be significant delays in collecting on the collateral in the case of a default on an underlying asset, and as an investor in the asset-backed security the Fund may have limited rights or no rights to enforce the terms of underlying loan agreements, to object to amendments to the lending agreement or to any set-off against the borrower.

Money Market Instruments. The Fund can invest in money market instruments, which are U.S. dollar-denominated, high-quality, short-term debt obligations, to provide liquidity, for temporary defensive purposes, or for other purposes. Money market instruments may have fixed, variable or floating interest rates. Examples of money market instruments include obligations issued or guaranteed by the U.S. government (or any of its agencies or instrumentalities); bank obligations, such as time deposits, certificates of deposit and bankers’ acceptances; commercial paper; and variable amount master demand notes.

Preferred Stocks. Preferred stock, unlike common stock, has a stated dividend rate payable from the corporation’s earnings. Preferred stock dividends may be cumulative or non-cumulative, participating, or auction rate. “Cumulative” dividend provisions require all or a portion of prior unpaid dividends to be paid. Preferred stock may be “participating” stock, which means that it may be entitled to a dividend exceeding the stated dividend in certain cases.

If interest rates rise, the fixed dividend on preferred stocks may be less attractive, causing the price of preferred stocks to decline. Preferred stock may have mandatory sinking fund provisions, as well as provisions allowing calls or redemption prior to maturity, which also can have a negative impact on prices when interest rates decline. The rights of preferred stock on distribution of a corporation’s assets in the event of a liquidation are generally subordinate to the rights associated with a corporation's debt securities. Preferred stock generally has a preference over common stock on the distribution of a corporation’s assets in the event of liquidation.

Main Risks of Debt Investments.

Credit Risk. Credit risk relates to the ability of a borrower or an issuer of a debt security to meet interest or principal payments (or both) as they become due. If the borrower or issuer fails to pay interest, the Fund’s income might be reduced. If the borrower or issuer fails to repay principal, the value of that security and the net asset value of the Fund’s Shares might be reduced. An economic downturn or an increase in interest rates could severely disrupt the market for debt obligations, adversely affecting the values of outstanding bonds as well as the ability of issuers to pay interest or repay principal. An overall decline in values in the bond market is more likely during a period of a general economic downturn. There is a risk that the issuer of an event-linked bond will fail to make interest payments, whether in whole or in part. The sponsoring entity may default on its obligation to make payments to the issuer or the issuer’s investment of principal may not perform as expected. Because event-linked bond issuers currently are structured to be bankruptcy remote vehicles, it is unlikely that the Fund would lose its entire investment in an event-linked bond if the applicable trigger event never occurs. However, there can be no assurance that issuers of event-linked bonds in which the Fund may invest in the future will be structured in a similar manner or that a court would uphold the intended bankruptcy remote characterization of the structure. If an issuer of an event-linked bond that is issued in the future is structured in a different manner, it may be possible that the fund would lose its entire investment in an event-linked bond even though the applicable trigger event never occurs.

•

Special Credit Risks of Lower-Grade Securities. The Fund can invest without limit in debt obligations that are below investment grade if the Manager believes it is consistent with the Fund’s investment objective. Investment-grade securities are securities rated at least “Baa” by Moody's, at least “BBB” by S&P or Fitch, Inc., or that have comparable ratings by another nationally-recognized statistical rating organization (“NRSRO”). Because lower-quality securities tend to offer higher yields than investment-grade securities, the Fund may invest in lower-grade securities to try to achieve higher income. In general, lower-grade securities are subject to credit risk to a greater extent than higher-quality investments. While securities rated “Baa” by Moody’s or “BBB” by S&P or Fitch are investment grade, those securities may be subject to interest rate and credit risks, and have some speculative characteristics.

Interest Rate Risk. Interest rate risk refers to the fluctuations in value of debt instruments resulting from the inverse relationship between price and yield. For fixed rate debt securities, an increase in prevailing interest rates will tend to reduce the market value of already-issued debt securities, and a decline in general interest rates will tend to increase their value. In addition, investments having longer maturities are subject to potentially greater fluctuations in value from changes in interest rates than obligations having shorter maturities. The Fund does not have investment policies establishing specific maturity ranges for its investments, and they may be within any maturity range (short, medium or long) depending on the Manager’s evaluation of investment opportunities available within the debt securities markets.

Because the interest rates on floating rate bonds adjust periodically to reflect current market rates, falling short-term interest rates should tend to decrease the income payable to the Fund on its floating rate investments and rising rates should tend to increase that income. However, investments in floating rate and variable rate obligations should also mitigate the fluctuations in the Fund’s net asset values during periods of changing interest rates, compared to changes in values of fixed-rate debt securities. Nevertheless, changes in interest rates can affect the value of the Fund’s floating rate investments, especially if rates change sharply in a short period, because the resets of the interest rates on the investments occur periodically and will not all happen simultaneously with changes in prevailing rates. Having a shorter average reset period for its portfolio of investments may help mitigate that risk.

Investments in Equity Securities. The Fund can invest in securities other than debt securities, including certain types of equity securities of both foreign and U.S. companies, if such investments are consistent with the Fund’s investment objective. Those equity securities include common stocks, preferred stocks (described above), rights and warrants, and securities convertible into common stock. Certain equity securities may be purchased because they may provide dividend income.

•

Convertible Securities. While some convertible securities are a form of debt security, in certain cases their conversion feature (allowing conversion into equity securities) causes them to be regarded more as “equity equivalents.” As a result, the rating assigned to the security has less impact on the Manager's investment decision with respect to convertible securities than in the case of non-convertible fixed income securities. Convertible securities are subject to the credit risks and interest rate risks of debt securities described above.

     The value of a convertible security is a function of its "investment value" and its "conversion value." If the investment value exceeds the conversion value, the security will behave more like a debt security and the security's price will likely increase when interest rates fall and decrease when interest rates rise. If the conversion value exceeds the investment value, the security will behave more like an equity security. In that case, it will likely sell at a premium over its conversion value and its price will tend to fluctuate directly with the price of the underlying security.

•

Rights and Warrants. The Fund can hold warrants or rights. Warrants basically are options to purchase equity securities at specific prices valid for a specific period of time. Their prices do not necessarily move parallel to the prices of the underlying securities. Rights are similar to warrants, but normally have a short duration and are distributed directly by the issuer to its shareholders. Rights and warrants have no voting rights, receive no dividends and have no rights with respect to the assets of the issuer.

•

Risks of Investing in Stocks. Stocks fluctuate in price, and their short-term volatility at times may be great. To the extent that the Fund invests in equity securities, the value of the Fund’s portfolio will be affected by changes in the stock markets. Market risk can affect the Fund's net asset value per share, which will fluctuate as the values of the Fund’s portfolio securities change. The prices of individual stocks do not all move in the same direction uniformly or at the same time. Different stock markets may behave differently from each other.

     Other factors can affect a particular stock’s price, such as poor earnings reports by the issuer, loss of major customers, major litigation against the issuer, or changes in government regulations affecting the issuer or its industry. The Fund can invest in securities of large companies and mid-size companies, but may also hold stocks of small companies, which may have more volatile stock prices than stocks of larger companies.

Derivatives. The Fund can invest in a variety of derivative investments, including swaps, “structured” notes, convertible notes, options, forward contracts and futures contracts, to seek income or for hedging purposes. The use of derivatives requires special skills and knowledge of investment techniques that are different than what is required for normal portfolio management.  If the Manager uses a derivative instrument at the wrong time or judges market conditions incorrectly, the use of derivatives may reduce the Fund’s return.

     Although it is not obligated to do so, the Fund can use derivatives to hedge. The Fund can use hedging to attempt to protect against declines in the market value of the Fund’s portfolio, to permit the Fund to retain unrealized gains in the value of portfolio securities which have appreciated, or to facilitate selling securities for investment reasons. The Fund can use hedging to establish a position in the securities market as a temporary substitute for purchasing particular securities. In that case the Fund would normally seek to purchase the securities and then terminate that hedging position. The Fund might also use this type of hedge to attempt to protect against the possibility that its portfolio securities would not be fully included in a rise in value of the market.

     Some of the hedging strategies the Fund can use are described below. The Fund may employ new hedging strategies when they are developed, if those investment methods are consistent with the Fund’s investment objectives and are permissible under applicable regulations governing the Fund.

•     “Structured” Notes. The Fund can invest in “structured” notes, which are specially-designed derivative debt investments whose principal payments or interest payments are linked to the value of an underlying asset, such as an equity or debt security, currency, or commodity, or non-asset reference, such as an interest rate or index. The terms of the instrument may be “structured” by the purchaser (the Fund) and the borrower issuing the note.

The values of these notes will fall or rise in response to changes in the values of the underlying asset or reference and the Fund might receive less principal or interest if the underlying asset or reference does not perform as anticipated. In some cases, these notes may pay an amount based on a multiple of the relative change in value of the asset or reference. This type of note offers the potential for increased income or principal payments but at a greater risk of loss than a typical debt security of the same maturity and credit quality.

The values of these notes are also subject to both credit risk (if the counterparty fails to meet its obligations) and interest rate risk and therefore the Fund could receive more or less than it originally invested when a note matures. The prices of these notes may be very volatile and they may have a limited trading market, making it difficult for the Fund to value them or sell them at an acceptable price.

•     Swaps. The Fund may enter into swap agreements, including interest rate, total return, credit default and volatility swaps. Swap agreements are two-party contracts entered into primarily by institutional investors for a specified period of time typically ranging from a few weeks to more than one year. In a standard swap transaction, two parties agree to exchange the returns (or the difference between the returns) earned or realized on a particular asset, such as an equity or debt security, commodity or currency, or non-asset reference, such as an interest rate or index. The swapped returns are generally calculated with respect to a notional amount, that is, the return on a particular dollar amount invested in the underlying asset or reference. The Fund may enter into a swap agreement to, among other reasons, gain exposure to certain markets in the most economical way possible, protect against currency fluctuations, or reduce risk arising from ownership of a particular security or instrument. The Fund will identify liquid assets on the Fund’s books (such as cash or U.S. government securities) to cover any amounts it could owe under swaps that exceed the amounts it is entitled to receive, and it will adjust that amount daily, as needed.

The Fund may enter into swap transactions with certain counterparties pursuant to master netting agreements. A master netting agreement provides that all swaps done between the Fund and that counterparty shall be regarded as parts of an integral agreement. If amounts are payable on a particular date in the same currency in respect of more than one swap transaction, the amount payable shall be the net amount. In addition, the master netting agreement may provide that if one party defaults generally or on any swap, the counterparty can terminate all outstanding swaps with that party.

The use of swap agreements by the Fund entails certain risks. The swaps market is generally unregulated. There is no central exchange or market for swap transactions and therefore they are less liquid investments than exchange-traded instruments and may be considered illiquid by the Fund. Swap agreements entail credit risk arising from the possibility that the counterparty will default. If the counterparty defaults, the Fund’s loss will consist of the net amount of contractual payments that the Fund has not yet received. The Manager will monitor the creditworthiness of counterparties to the Fund’s swap transactions on an ongoing basis. The Fund’s successful use of swap agreements is dependent upon the Manager’s ability to predict correctly whether certain types of investments are likely to produce greater returns than other investments. Swap agreements may effectively add leverage to the Fund's portfolio because the Fund would be subject to investment exposure on the notional amount of the swap.

•     Interest Rate Swaps. The Fund may enter into interest rate swaps. In an interest rate swap, the Fund and another party exchange the right to receive or the obligation to pay interest on a security or other reference rate. For example, they might swap the right to receive floating rate payments for fixed rate payments. There is a risk that, based on movements of interest rates, the payments made by the Fund under a swap agreement will be greater than the payments it receives.

•     Total Return Swaps. The Fund may enter into total return swaps, under which one party agrees to pay the other the total return of a defined underlying asset, such as a security or basket of securities, or non-asset reference, such as a securities index, during the specified period in return for periodic payments based on a fixed or variable interest rate or the total return from different underlying assets or references. Total return swaps could result in losses if the underlying asset or reference does not perform as anticipated by the Manager.

•     Credit Default Swaps. The Fund may enter into credit default swaps. A credit default swap enables an investor to buy or sell protection against a credit event, such as a borrower’s or issuer’s failure to make timely payments of interest or principal, bankruptcy or restructuring. The Fund may seek to enhance returns by selling protection or attempt to mitigate credit risk by buying protection against the occurrence of a credit event by a specified borrower or issuer. The Fund may enter into credit default swaps, both directly (“unfunded swaps”) and indirectly (“funded swaps”) in the form of a swap embedded within a structured security. Unfunded and funded credit default swaps may refer to a single security or on a basket of securities.

If the Fund buys credit protection using a credit default swap and a credit event occurs, the Fund will deliver the defaulted bond underlying the swap and the swap counterparty will pay the par amount of the bond. If the Fund sells credit protection using a credit default swap and a credit event occurs, the Fund will pay the par amount of the defaulted bond underlying the swap and the swap counterparty will deliver the bond. If the swap is on a basket of assets, the notional amount of the swap is reduced by the par amount of the defaulted asset, and the fixed payments are then made on the reduced notional amount.

Risks of credit default swaps include counterparty credit risk (if the counterparty fails to meet its obligations) and the risk that the Fund will not properly assess the cost of the instrument based on the lack of transparency in the market. If the Fund is selling credit protection, there is a risk that a credit event will occur and that the Fund will have to pay par value on defaulted bonds. If the Fund is buying credit protection, there is a risk that no credit event will occur and the Fund will receive no benefit for the premium paid. In addition, if the Fund is buying credit protection and a credit event does occur, there is a risk when the Fund does not own the underlying asset, that the Fund will have difficulty acquiring the asset on the open market and may receive adverse pricing.

•     Volatility Swap Contracts. The Fund may enter into volatility swaps to hedge the direction of volatility in a particular asset or non-asset reference, or for other non-speculative purposes. For volatility swaps, counterparties agree to buy or sell volatility at a specific level over a fixed period. Volatility swaps are subject to credit risks (if the counterparty fails to meet its obligations), and the risk that the Manager is incorrect in forecasts of volatility of the underlying asset or reference.

•     Swap Options and Swap Forwards. The Fund also may enter into options on swaps as well as forwards on swaps. A swap option is a contract that gives a counterparty the right (but not the obligation) to enter into a new swap agreement or to shorten, extend, cancel, or otherwise modify an existing swap agreement on pre-designated terms. The Fund may write (sell) and purchase put and call swap options. A swap forward is an agreement to enter into a swap agreement at some point in the future, usually three to six months from the date of the contract.

The writer of the contract receives the premium and bears the risk of unfavorable changes in the preset rate on the underlying swap. The Fund generally will incur a greater risk when it writes a swap option than when it purchases a swap option. When the Fund purchases a swap option it risks losing only the amount of the premium they have paid if the Fund lets the option expire unexercised. When the Fund writes a swap option it will become obligated, upon exercise of the option by the counterparty, according to the terms of the underlying agreement.

      Futures. The Fund can buy and sell futures contracts that relate to debt securities (these are referred to as “interest rate futures”), broadly-based securities indices (“stock index futures” and “bond index futures”), foreign currencies, commodities and an individual stock (“single stock futures”).

     A broadly-based stock index is used as the basis for trading stock index futures. They may in some cases be based on stocks of issuers in a particular industry or group of industries. A stock index assigns relative values to the securities included in the index and its value fluctuates in response to the changes in value of the underlying securities. A stock index cannot be purchased or sold directly. Bond index futures are similar contracts based on the future value of the basket of securities that comprise the index. These contracts obligate the seller to deliver, and the purchaser to take, cash to settle the futures transaction. There is no delivery made of the underlying securities to settle the futures obligation. Either party may also settle the transaction by entering into an offsetting contract.

     An interest rate future obligates the seller to deliver (and the purchaser to take) cash or a specified type of debt security to settle the futures transaction. Either party could also enter into an offsetting contract to close out the position. Similarly, a single stock future obligates the seller to deliver (and the purchaser to take) cash or a specified equity security to settle the futures transaction. Either party could also enter into an offsetting contract to close out the position. Single stock futures trade on a very limited number of exchanges, with contracts typically not fungible among the exchanges.

The Fund can invest a portion of its assets in commodity futures contracts. Commodity futures may be based upon commodities within five main commodity groups: (1) energy, which includes crude oil, natural gas, gasoline and heating oil; (2) livestock, which includes cattle and hogs; (3) agriculture, which includes wheat, corn, soybeans, cotton, coffee, sugar and cocoa; (4) industrial metals, which includes aluminum, copper, lead, nickel, tin and zinc; and (5) precious metals, which includes gold, platinum and silver. The Fund may purchase and sell commodity futures contracts, options on futures contracts and options and futures on commodity indices with respect to these five main commodity groups and the individual commodities within each group, as well as other types of commodities.

     No money is paid or received by the Fund on the purchase or sale of a future. Upon entering into a futures transaction, the Fund will be required to deposit an initial margin payment with the futures commission merchant (the “futures broker”). Initial margin payments will be deposited with the Fund’s custodian bank in an account registered in the futures broker's name. However, the futures broker can gain access to that account only under specified conditions. As the future is marked to market (that is, its value on the Fund’s books is changed) to reflect changes in its market value, subsequent margin payments, called variation margin, will be paid to or by the futures broker daily.

     At any time prior to expiration of the future, the Fund may elect to close out its position by taking an opposite position, at which time a final determination of variation margin is made and any additional cash must be paid by or released to the Fund. Any loss or gain on the future is then realized by the Fund for tax purposes. All futures transactions (except forward contracts) are effected through a clearinghouse associated with the exchange on which the contracts are traded.

        Put and Call Options. The Fund can buy and sell exchange-traded and over-the-counter put options (“puts”) and call options (“calls”), including index options, securities options, currency options, commodities options and options on futures.

          Writing Call Options. The Fund may write (that is, sell) calls. If the Fund sells a call option, it must be covered. That means the Fund must own the security subject to the call while the call is outstanding, or the call must be covered by segregating liquid assets to enable the Fund to satisfy its obligations if the call is exercised. There is no limit on the amount of the Fund’s total assets that may be subject to covered calls the Fund writes.

     When the Fund writes a call on a security, it receives cash (a premium). The Fund agrees to sell the underlying security to a purchaser of a corresponding call on the same security during the call period at a fixed exercise price regardless of market price changes during the call period. The call period is usually not more than nine months. The exercise price may differ from the market price of the underlying security. The Fund has the risk of loss that the price of the underlying security may decline during the call period. That risk may be offset to some extent by the premium the Fund receives. If the value of the investment does not rise above the call price, it is likely that the call will lapse without being exercised. In that case the Fund would keep the cash premium and the investment.

     When the Fund writes a call on an index, it receives cash (a premium). If the buyer of the call exercises it, the Fund will pay an amount of cash equal to the difference between the closing price of the call and the exercise price, multiplied by a specific multiple that determines the total value of the call for each point of difference. If the value of the underlying investment does not rise above the call price, it is likely that the call will lapse without being exercised. In that case, the Fund would keep the cash premium.

The Fund’s custodian bank, or a securities depository acting for the custodian, will act as the Fund’s escrow agent, through the facilities of the Options Clearing Corporation (“OCC”), as to the investments on which the Fund has written calls traded on exchanges or as to other acceptable escrow securities. In that way, no margin will be required for such transactions. OCC will release the securities on the expiration of the option or when the Fund enters into a closing transaction.

     When the Fund writes an over-the-counter (“OTC”) option, it will enter into an arrangement with a primary U.S. government securities dealer which will establish a formula price at which the Fund will have the absolute right to repurchase that OTC option. The formula price will generally be based on a multiple of the premium received for the option, plus the amount by which the option is exercisable below the market price of the underlying security (i.e., the option is “in the money”). When the Fund writes an OTC option, it will treat as illiquid (for purposes of its restriction on holding illiquid securities) the market-to-market value of the underlying security, unless the option is subject to a buy-back agreement with the executing broker.

     To terminate its obligation on a call it has written, the Fund may purchase a corresponding call in a “closing purchase transaction.” The Fund will then realize a profit or loss, depending upon whether the net of the amount of the option transaction costs and the premium received on the call the Fund wrote is more or less than the price of the call the Fund purchases to close out the transaction. The Fund may realize a profit if the call expires unexercised, because the Fund will retain the underlying security and the premium it received when it wrote the call. Any such profits are considered short-term capital gains for federal income tax purposes, as are the premiums on lapsed calls. If the Fund cannot effect a closing purchase transaction due to the lack of a market, it will have to hold the callable securities until the call expires or is exercised.

The Fund may also write calls on a futures contract without owning the futures contract or securities deliverable under the contract. To do so, at the time the call is written, the Fund must cover the call by segregating an equivalent dollar amount of liquid assets as identified in the Fund’s books. The Fund will segregate additional liquid assets if the value of the segregated assets drops below 100% of the current value of the future. Because of this segregation requirement, in no circumstances would the Fund’s receipt of an exercise notice as to that future require the Fund to deliver a futures contract. It would simply put the Fund in a short futures position.

          Writing Put Options.The Fund may write (that is, sell) put options.

A put option on securities gives the purchaser the right to sell, and the writer the obligation to buy, the underlying investment at the exercise price during the option period. A put must be covered by segregated liquid assets.

If the Fund writes a put, the put must be covered by liquid assets identified in the Fund’s books. The premium the Fund receives from writing a put represents a profit, as long as the price of the underlying investment remains equal to or above the exercise price. However, the Fund also assumes the obligation during the option period to buy the underlying investment from the buyer of the put at the exercise price, even if the value of the investment falls below the exercise price.

If a put the Fund has written expires unexercised, the Fund realizes a gain in the amount of the premium less the transaction costs incurred. If the put is exercised, the Fund must fulfill its obligation to purchase the underlying investment at the exercise price. That price will usually exceed the market value of the investment at that time. In that case, the Fund may incur a loss if it sells the underlying investment. That loss will be equal to the sum of the sale price of the underlying investment and the premium received minus the sum of the exercise price and any transaction costs the Fund incurred.

When writing a put option on a security, to secure its obligation to pay for the underlying security the Fund will deposit in escrow liquid assets with a value equal to or greater than the exercise price of the underlying securities. The Fund therefore forgoes the opportunity of investing the segregated assets or writing calls against those assets.

     As long as the Fund’s obligation as the put writer continues, it may be assigned an exercise notice by the broker-dealer through which the put was sold. That notice will require the Fund to take delivery of the underlying security and pay the exercise price. The Fund has no control over when it may be required to purchase the underlying security, since it may be assigned an exercise notice at any time prior to the termination of its obligation as the writer of the put. That obligation terminates upon expiration of the put. It may also terminate if, before it receives an exercise notice, the Fund effects a closing purchase transaction by purchasing a put of the same series as it sold. Once the Fund has been assigned an exercise notice, it cannot effect a closing purchase transaction.

The Fund may decide to effect a closing purchase transaction to realize a profit on an outstanding put option it has written or to prevent the underlying security from being put. Effecting a closing purchase transaction will also permit the Fund to write another put option on the security, or to sell the security and use the proceeds from the sale for other investments. The Fund will realize a profit or loss from a closing purchase transaction depending on whether the cost of the transaction is less or more than the premium received from writing the put option. Any profits from writing puts are considered short-term capital gains for federal tax purposes.

           Purchasing Puts and Calls.The Fund may purchase call options. When the Fund buys a call (other than in a closing purchase transaction), it pays a premium. The Fund then has the right to buy the underlying investment from a seller of a corresponding call on the same investment during the call period at a fixed exercise price.

     The Fund benefits only if it sells the call at a profit or if, during the call period, the market price of the underlying investment is above the sum of the call price plus the transaction costs and the premium paid for the call and the Fund exercises the call. If the Fund does not exercise the call or sell it (whether or not at a profit), the call will become worthless at its expiration date. In that case the Fund will have paid the premium but lost the right to purchase the underlying investment.

The Fund can buy puts whether or not it owns the underlying investment. When the Fund purchases a put, it pays a premium and, except as to puts on indices, has the right to sell the underlying investment to a seller of a put on a corresponding investment during the put period at a fixed exercise price.

Buying a put on an investment the Fund does not own (such as an index or a future) permits the Fund either to resell the put or to buy the underlying investment and sell it at the exercise price. The resale price will vary inversely to the price of the underlying investment. If the market price of the underlying investment is above the exercise price and, as a result, the put is not exercised, the put will become worthless on its expiration date.

Buying a put on securities or futures the Fund owns enables the Fund to attempt to protect itself during the put period against a decline in the value of the underlying investment below the exercise price by selling the underlying investment at the exercise price to a seller of a corresponding put. If the market price of the underlying investment is equal to or above the exercise price and, as a result, the put is not exercised or resold, the put will become worthless at its expiration date. In that case the Fund will have paid the premium but lost the right to sell the underlying investment. However, the Fund may sell the put prior to its expiration. That sale may or may not be at a profit.

When the Fund purchases a call or put on an index or future, it pays a premium, but settlement is in cash rather than by delivery of the underlying investment to the Fund. Gain or loss depends on changes in the index in question (and thus on price movements in the securities market generally) rather than on price movements in individual securities or futures contracts.

     Buying and Selling Options on Foreign Currencies. The Fund can buy and sell exchange-traded and over-the-counter put options and call options on foreign currencies. The Fund could use these calls and puts to try to protect against declines in the dollar value of foreign securities and increases in the dollar cost of foreign securities the Fund wants to acquire.

     If the Manager anticipates a rise in the dollar value of a foreign currency in which securities to be acquired are denominated, the increased cost of those securities may be partially offset by purchasing calls or writing puts on that foreign currency. If the Manager anticipates a decline in the dollar value of a foreign currency, the decline in the dollar value of portfolio securities denominated in that currency might be partially offset by writing calls or purchasing puts on that foreign currency. However, the currency rates could fluctuate in a direction adverse to the Fund’s position. The Fund will then have incurred option premium payments and transaction costs without a corresponding benefit.

A call the Fund writes on a foreign currency is “covered” if the Fund owns the underlying foreign currency covered by the call or has an absolute and immediate right to acquire that foreign currency without additional cash consideration (or it can do so for additional cash consideration held in a segregated account by its custodian bank) upon conversion or exchange of other foreign currency held in its portfolio.

The Fund could write a call on a foreign currency to provide a hedge against a decline in the U.S. dollar value of a security which the Fund owns or has the right to acquire and which is denominated in the currency underlying the option. That decline might be one that occurs due to an expected adverse change in the exchange rate. This is known as a “cross-hedging” strategy. In those circumstances, the Fund covers the option by maintaining cash, U.S. government securities or other liquid, high grade debt securities in an amount equal to the exercise price of the option, in a segregated account with the Fund’s custodian bank.

      Risks of Hedging with Options and Futures. The use of hedging strategies requires special skills and knowledge of investment techniques that are different than what is required for normal portfolio management. If the Manager uses a hedging strategy at the wrong time or judges market conditions incorrectly, hedging strategies may reduce the Fund’s return. The Fund could also experience losses if the prices of its futures and options positions were not correlated with its other investments.

The Fund’s option activities could affect its portfolio turnover rate and brokerage commissions. The exercise of calls written by the Fund might cause the Fund to sell related portfolio securities, thus increasing its turnover rate. The exercise by the Fund of puts on securities will cause the sale of underlying investments, increasing portfolio turnover. Although the decision whether to exercise a put it holds is within the Fund’s control, holding a put might cause the Fund to sell the related investments for reasons that would not exist in the absence of the put.

The Fund could pay a brokerage commission each time it buys a call or put, sells a call or put, or buys or sells an underlying investment in connection with the exercise of a call or put. Those commissions could be higher on a relative basis than the commissions for direct purchases or sales of the underlying investments. Premiums paid for options are small in relation to the market value of the underlying investments. Consequently, put and call options offer large amounts of leverage. The leverage offered by trading in options could result in the Fund’s net asset value being more sensitive to changes in the value of the underlying investment.

If a covered call written by the Fund is exercised on an investment that has increased in value, the Fund will be required to sell the investment at the call price. It will not be able to realize any profit if the investment has increased in value above the call price.

An option position may be closed out only on a market that provides secondary trading for options of the same series, and there is no assurance that a liquid secondary market will exist for any particular option. The Fund might experience losses if it could not close out a position because of an illiquid market for the future or option.

     There is a risk in using short hedging by selling futures or purchasing puts on broadly-based indices or futures to attempt to protect against declines in the value of the Fund’s portfolio securities. The risk is that the prices of the futures or the applicable index will correlate imperfectly with the behavior of the cash prices of the Fund’s securities. For example, it is possible that while the Fund has used derivative instruments in a short hedge, the market may advance and the value of the securities held in the Fund’s portfolio might decline. If that occurred, the Fund would lose money on the derivative instruments and also experience a decline in the value of its portfolio securities. However, while this could occur for a very brief period or to a very small degree, over time the value of a diversified portfolio of securities will tend to move in the same direction as the indices upon which the derivative instruments are based.

The risk of imperfect correlation increases as the composition of the Fund’s portfolio diverges from the securities included in the applicable index. To compensate for the imperfect correlation of movements in the price of the portfolio securities being hedged and movements in the price of the hedging instruments, the Fund might use derivative instruments in a greater dollar amount than the dollar amount of portfolio securities being hedged. It might do so if the historical volatility of the prices of the portfolio securities being hedged is more than the historical volatility of the applicable index.

The ordinary spreads between prices in the cash and futures markets are subject to distortions, due to differences in the nature of those markets. First, all participants in the futures market are subject to margin deposit and maintenance requirements. Rather than meeting additional margin deposit requirements, investors may close futures contracts through offsetting transactions which could distort the normal relationship between the cash and futures markets. Second, the liquidity of the futures market depends on participants entering into offsetting transactions rather than making or taking delivery. To the extent participants decide to make or take delivery, liquidity in the futures market could be reduced, thus producing distortion. Third, from the point of view of speculators, the deposit requirements in the futures market are less onerous than margin requirements in the securities markets. Therefore, increased participation by speculators in the futures market may cause temporary price distortions.

The Fund can use derivative instruments to establish a position in the securities markets as a temporary substitute for the purchase of individual securities (long hedging) by buying futures and/or calls on such futures, broadly-based indices or on securities. It is possible that when the Fund does so the market might decline. If the Fund then concludes not to invest in securities because of concerns that the market might decline further or for other reasons, the Fund will realize a loss on the hedge position that is not offset by a reduction in the price of the securities purchased.

     Forward Contracts. Forward contracts are foreign currency exchange contracts. They are used to buy or sell foreign currency for future delivery at a fixed price. The Fund can use them to “lock in” the U.S. dollar price of a security denominated in a foreign currency that the Fund has bought or sold, or to protect against possible losses from changes in the relative values of the U.S. dollar and a foreign currency. The Fund can also use “cross-hedging” where the Fund hedges against changes in currencies other than the currency in which a security it holds is denominated.

     Under a forward contract, one party agrees to purchase, and another party agrees to sell, a specific currency at a future date. That date may be any fixed number of days from the date of the contract agreed upon by the parties. The transaction price is set at the time the contract is entered into. These contracts are traded in the inter-bank market conducted directly among currency traders (usually large commercial banks) and their customers.

The Fund may use forward contracts to protect against uncertainty in the level of future exchange rates. The use of forward contracts does not eliminate the risk of fluctuations in the prices of the underlying securities the Fund owns or intends to acquire, but it does fix a rate of exchange in advance. Although forward contracts may reduce the risk of loss from a decline in the value of the hedged currency, at the same time they limit any potential gain if the value of the hedged currency increases.

When the Fund enters into a contract for the purchase or sale of a security denominated in a foreign currency, or when it anticipates receiving dividend payments in a foreign currency, the Fund might desire to “lock-in” the U.S. dollar price of the security or the U.S. dollar equivalent of the dividend payments. To do so, the Fund could enter into a forward contract for the purchase or sale of the amount of foreign currency involved in the underlying transaction, in a fixed amount of U.S. dollars per unit of the foreign currency. This is called a “transaction hedge.” The transaction hedge will protect the Fund against a loss from an adverse change in the currency exchange rates during the period between the date on which the security is purchased or sold or on which the payment is declared, and the date on which the payments are made or received.

The Fund could also use forward contracts to lock in the U.S. dollar value of portfolio positions. This is called a “position hedge.” When the Fund believes that a foreign currency might suffer a substantial decline against the U.S. dollar, it could enter into a forward contract to sell an amount of that foreign currency approximating the value of some or all of the Fund’s portfolio securities denominated in that foreign currency. When the Fund believes that the U.S. dollar might suffer a substantial decline against a foreign currency, it could enter into a forward contract to buy that foreign currency for a fixed dollar amount. Alternatively, the Fund could enter into a forward contract to sell a different foreign currency for a fixed U.S. dollar amount if the Fund believes that the U.S. dollar value of the foreign currency to be sold pursuant to its forward contract will fall whenever there is a decline in the U.S. dollar value of the currency in which portfolio securities of the Fund are denominated. That is referred to as a “cross hedge.”

The Fund will cover its short positions in these cases by identifying on its books assets having a value equal to the aggregate amount of the Fund’s commitment under forward contracts. The Fund will not enter into forward contracts or maintain a net exposure to such contracts if the consummation of the contracts would obligate the Fund to deliver an amount of foreign currency in excess of the value of the Fund’s portfolio securities or other assets denominated in that currency or another currency that is the subject of the hedge.

However, to avoid excess transactions and transaction costs, the Fund may maintain a net exposure to forward contracts in excess of the value of the Fund’s portfolio securities or other assets denominated in foreign currencies if the excess amount is “covered” by liquid securities denominated in any currency. The cover must be at least equal at all times to the amount of that excess. As one alternative, the Fund may purchase a call option permitting the Fund to purchase the amount of foreign currency being hedged by a forward sale contract at a price no higher than the forward contract price. As another alternative, the Fund may purchase a put option permitting the Fund to sell the amount of foreign currency subject to a forward purchase contract at a price as high or higher than the forward contract price.

The precise matching of the amounts under forward contracts and the value of the securities involved generally will not be possible because the future value of securities denominated in foreign currencies will change as a consequence of market movements between the date the forward contract is entered into and the date it is sold. In some cases the Manager might decide to sell the security and deliver foreign currency to settle the original purchase obligation. If the market value of the security is less than the amount of foreign currency the Fund is obligated to deliver, the Fund might have to purchase additional foreign currency on the “spot” (that is, cash) market to settle the security trade. If the market value of the security instead exceeds the amount of foreign currency the Fund is obligated to deliver to settle the trade, the Fund might have to sell on the spot market some of the foreign currency received upon the sale of the security. There will be additional transaction costs on the spot market in those cases.

The projection of short-term currency market movements is extremely difficult, and the successful execution of a short-term hedging strategy is highly uncertain. Forward contracts involve the risk that anticipated currency movements will not be accurately predicted, causing the Fund to sustain losses on these contracts and to pay additional transactions costs. The use of forward contracts in this manner might reduce the Fund’s performance if there are unanticipated changes in currency prices to a greater degree than if the Fund had not entered into such contracts.

At or before the maturity of a forward contract requiring the Fund to sell a currency, the Fund might sell a portfolio security and use the sale proceeds to make delivery of the currency. In the alternative the Fund might retain the security and offset its contractual obligation to deliver the currency by purchasing a second contract. Under that contract the Fund will obtain, on the same maturity date, the same amount of the currency that it is obligated to deliver. Similarly, the Fund might close out a forward contract requiring it to purchase a specified currency by entering into a second contract entitling it to sell the same amount of the same currency on the maturity date of the first contract. The Fund would realize a gain or loss as a result of entering into such an offsetting forward contract under either circumstance. The gain or loss will depend on the extent to which the exchange rate or rates between the currencies involved moved between the execution dates of the first contract and offsetting contract.

The costs to the Fund of engaging in forward contracts varies with factors such as the currencies involved, the length of the contract period and the market conditions then prevailing. Because forward contracts are usually entered into on a principal basis, no brokerage fees or commissions are involved. Because these contracts are not traded on an exchange, the Fund must evaluate the credit and performance risk of the counterparty under each forward contract.

Although the Fund values its assets daily in terms of U.S. dollars, it does not intend to convert its holdings of foreign currencies into U.S. dollars on a daily basis. The Fund may convert foreign currency from time to time, and will incur costs in doing so. Foreign exchange dealers do not charge a fee for conversion, but they do seek to realize a profit based on the difference between the prices at which they buy and sell various currencies. Thus, a dealer might offer to sell a foreign currency to the Fund at one rate, while offering a lesser rate of exchange if the Fund desires to resell that currency to the dealer.

 Regulatory Aspects of Certain Derivative Instruments. The Commodities Futures Trading Commission (the “CFTC”) recently eliminated limitations on futures trading by certain regulated entities including registered investment companies and consequently registered investment companies may engage in unlimited futures transactions and options thereon provided that the Fund claims an exclusion from regulation as a commodity pool operator. The Fund has claimed such an exclusion from registration as a commodity pool operator under the Commodity Exchange Act (“CEA”). The Fund may use futures and options for hedging and non-hedging purposes to the extent consistent with its investment objective, internal risk management guidelines adopted by the Fund’s investment adviser (as they may be amended from time to time), and as otherwise set forth in the Fund’s prospectus or this SAI.

Transactions in options by the Fund are subject to limitations established by the option exchanges. The exchanges limit the maximum number of options that may be written or held by a single investor or group of investors acting in concert. Those limits apply regardless of whether the options were written or purchased on the same or different exchanges or are held in one or more accounts or through one or more different exchanges or through one or more brokers. Thus, the number of options that the Fund may write or hold may be affected by options written or held by other entities, including other investment companies having the same advisor as the Fund (or an advisor that is an affiliate of the Fund’s advisor). The exchanges also impose position limits on futures transactions. An exchange may order the liquidation of positions found to be in violation of those limits and may impose certain other sanctions.

Under the Investment Company Act, when the Fund purchases a future, it must maintain cash or readily marketable short-term debt instruments in an amount equal to the market value of the securities underlying the future, less the margin deposit applicable to it.

      Tax Aspects of Certain Derivative Instruments. Certain foreign currency exchange contracts in which the Fund may invest are treated as “Section 1256 contracts” under the Code. In general, gains or losses relating to Section 1256 contracts are characterized as 60% long-term and 40% short-term capital gains or losses under the Code. However, foreign currency gains or losses arising from Section 1256 contracts that are forward contracts generally are treated as ordinary income or loss. In addition, Section 1256 contracts held by the Fund at the end of each taxable year are “marked-to-market,” and unrealized gains or losses are treated as though they were realized. An election can be made by the Fund to exempt those transactions from this mark-to-market treatment.

Certain forward contracts the Fund enters into may result in “straddles” for federal income tax purposes. The straddle rules may affect the character and timing of gains (or losses) recognized by the Fund on straddle positions. Generally, a loss sustained on the disposition of a position making up a straddle is allowed only to the extent that the loss exceeds any unrecognized gain in the offsetting positions making up the straddle. Disallowed loss is generally allowed at the point where there is no unrecognized gain in the offsetting positions making up the straddle, or the offsetting position is disposed of.

Under the Code, the following gains or losses are treated as ordinary income or loss:

(1)

gains or losses attributable to fluctuations in exchange rates that occur between the time the Fund accrues interest or other receivables or accrues expenses or other liabilities denominated in a foreign currency and the time the Fund actually collects such receivables or pays such liabilities, and

(2)

gains or losses attributable to fluctuations in the value of a foreign currency between the date of acquisition of a debt security denominated in a foreign currency or foreign currency forward contracts and the date of disposition.

     Currency gains and losses are offset against market gains and losses on each trade before determining a net “Section 988” gain or loss under the Code for that trade, which may increase or decrease the amount of the Fund’s investment income available for distribution to its shareholders.

Other Investment Techniques and Strategies. In seeking its objective, from time to time the Fund can use the types of investment strategies and investments described below. It is not required to use these strategies and at times the Fund might not use them.

Foreign Securities. The Fund can invest in foreign securities. “Foreign securities” include equity and debt securities of companies organized under the laws of countries other than the United States and debt securities issued or guaranteed by governments other than the U.S. government or issued by foreign supra-national entities.

Securities of foreign issuers that are represented by American Depository Receipts or that are listed on a U.S. securities exchange or traded in the U.S. over-the-counter markets are not considered “foreign securities” because they are not subject to many of the special considerations and risks, discussed below, that apply to foreign securities traded and held abroad.

Investing in foreign securities offers potential benefits not available from investing solely in securities of domestic issuers. They include the opportunity to invest in securities of foreign issuers that appear to offer high income potential, or in foreign countries with economic policies or business cycles different from those of the U.S., or to reduce fluctuations in portfolio value by taking advantage of foreign securities markets that do not move in a manner parallel to U.S. markets.

•

Foreign Government Debt Obligations. The debt obligations of foreign governments and entities may or may not be supported by the full faith and credit of the foreign government. The Fund may buy securities issued by certain supra-national entities, which include entities designated or supported by governments to promote economic reconstruction or development, international banking organizations and related government agencies. The governmental members of these supra-national entities are “stockholders” that typically make capital contributions and may be committed to make additional capital contributions if the entity is unable to repay its borrowings. A supra-national entity’s lending activities may be limited to a percentage of its total capital, reserves and net income. There can be no assurance that the constituent foreign governments will continue to be able or willing to honor their capitalization commitments for those entities.

      Passive Foreign Investment Companies. Some securities of corporations domiciled outside the U.S. which the Fund may purchase, may be considered passive foreign investment companies (“PFICs”) under U.S. tax laws. PFICs are those foreign corporations which generate primarily passive income. They tend to be growth companies or “start-up” companies. For federal tax purposes, a corporation is deemed a PFIC if 75% or more of the foreign corporation’s gross income for the income year is passive income or if 50% or more of its assets are assets that produce or are held to produce passive income. Passive income is further defined as any income to be considered foreign personal holding company income within the subpart F provisions defined by Internal Revenue Code (“IRC”) §954.

     Investing in PFICs involves the risks associated with investing in foreign securities, as described below. There are also the risks that the Fund may not realize that a foreign corporation it invests in is a PFIC for federal tax purposes. Federal tax laws impose severe tax penalties for failure to properly report investment income from PFICs. Following industry standards, the Fund makes every effort to ensure compliance with federal tax reporting of these investments. PFICs are considered foreign securities for the purposes of the Fund’s minimum percentage requirements or limitations of investing in foreign securities.

     Subject to the limits under the Investment Company Act, the Fund may also invest in foreign mutual funds which are also deemed PFICs (since nearly all of the income of a mutual fund is generally passive income). Investing in these types of PFICs may allow exposure to various countries because some foreign countries limit, or prohibit, all direct foreign investment in the securities of companies domiciled therein.

     In addition to bearing their proportionate share of a fund’s expenses (management fees and operating expenses), shareholders will also indirectly bear similar expenses of such entities. Additional risks of investing in other investment companies are described below under “Investment in Other Investment Companies.”

•

Risks of Foreign Investing. Investments in foreign securities may also offer special opportunities for investing but also present special additional risks and considerations not typically associated with investments in domestic securities. Some of these additional risks are:

•	reduction of income by foreign taxes;

•	fluctuation in value of foreign investments due to changes in currency rates or currency control regulations (for example, currency blockage) or due to currency devaluation;

•	transaction charges for currency exchange;

•	lack of public information about foreign issuers;

•	lack of uniform accounting, auditing and financial reporting standards in foreign countries comparable to those applicable to domestic issuers;

•	less volume on foreign exchanges than on U.S. exchanges;

•	greater volatility and less liquidity on foreign markets than in the U.S.;

•	less governmental regulation of foreign issuers, stock exchanges and brokers than in the U.S.;

•	greater difficulties in commencing lawsuits;

•	higher brokerage commission rates than in the U.S.;

•	increased risks of delays in settlement of portfolio transactions or loss of certificates for portfolio securities;

•	possibilities in some countries of expropriation, confiscatory taxation, political, financial or social instability or adverse diplomatic developments; and

•	unfavorable differences between the U.S. economy and foreign economies.

In the past, U.S. government policies have discouraged certain investments abroad by U.S. investors, through taxation or other restrictions, and it is possible that such restrictions could be re-imposed.

     Because the Fund can purchase securities denominated in foreign currencies, a change in the value of a foreign currency against the U.S. dollar could result in a change in the amount of income the Fund has available for distribution. Because a portion of the Fund’s investment income may be received in foreign currencies, the Fund will be required to compute its income in U.S. dollars for distribution to shareholders, and therefore the Fund will absorb the cost of currency fluctuations. After the Fund has distributed income, subsequent foreign currency losses may result in the Fund’s having distributed more income in a particular fiscal period than was available from investment income, which could result in a return of capital to shareholders.

Repurchase Agreements. The Fund can acquire securities subject to repurchase agreements. It might do so for liquidity purposes to meet anticipated redemptions of Fund shares, pending the investment of the proceeds from sales of Fund shares, pending the settlement of portfolio securities transactions, or for temporary defensive purposes, as described below.

In a repurchase transaction, the Fund buys a security from, and simultaneously resells it to, an approved vendor for delivery on an agreed-upon future date. The resale price exceeds the purchase price by an amount that reflects an agreed-upon interest rate effective for the period during which the repurchase agreement is in effect. Approved vendors include U.S. commercial banks, U.S. branches of foreign banks, or broker-dealers that have been designated as primary dealers in government securities. They must meet credit requirements set by the Manager from time to time.

The majority of these transactions run from day to day, and delivery pursuant to the resale typically occurs within one to five days of the purchase. Repurchase agreements having a maturity beyond seven days may be deemed to be illiquid investments. There is no limit on the amount of the Fund’s net assets that may be subject to repurchase agreements having maturities of seven days or less.

Repurchase agreements, considered “loans” under the Investment Company Act, are collateralized by the underlying security. The Fund's repurchase agreements require that at all times while the repurchase agreement is in effect, the value of the collateral must equal or exceed the repurchase price to fully collateralize the repayment obligation. However, if the vendor fails to pay the resale price on the delivery date, the Fund may incur costs in disposing of the collateral and may experience losses if there is any delay in its ability to do so. The Manager will monitor the vendor’s creditworthiness requirements to confirm that the vendor is financially sound and will continuously monitor the collateral’s value.

The Fund, along with other affiliated entities managed by the Manager, may transfer uninvested cash balances into one or more joint repurchase accounts. These balances are invested in one or more repurchase agreements. Securities that are pledged as collateral for repurchase agreements are held by a custodian bank until the agreements mature. Each joint repurchase arrangement requires that the market value of the collateral be sufficient to cover payments of interest and principal; however, in the event of default by the other party to the agreement, retention or sale of the collateral may be subject to legal proceedings.

Reverse Repurchase Agreements. The Fund can use reverse repurchase agreements on debt obligations it owns, as a cash management tool, but not as a means of leveraging investments. Under a reverse repurchase agreement, the Fund sells an underlying debt obligation and simultaneously obtains the commitment of the purchaser to sell the security back to the Fund at an agreed-upon price at an agreed-upon date. The Fund will identify on its books liquid assets in an amount sufficient to cover its obligations under reverse repurchase agreements, including interest, until payment is made to the buyer. Before the Fund enters into a reverse repurchase agreement, the Manager must be satisfied that the buyer, typically a bank or broker-dealer, is creditworthy.

These transactions involve the risk of default or insolvency by the buyer. An additional risk is that the market value of the securities sold by the Fund under a reverse repurchase agreement could decline below the price at which the Fund is obligated to repurchase them. These agreements will be considered borrowings by the Fund and will be subject to the asset coverage requirement under the Fund’s policy on borrowing discussed elsewhere in this SAI.

Illiquid and Restricted Securities. The Fund will not invest more than 15% of its net assets in illiquid or restricted securities. Under the policies and procedures established by the Fund’s Board of Directors, the Manager determines the liquidity of certain of the Fund’s investments. The Fund may deem certain restricted securities to be illiquid. Those securities have contractual or regulatory restrictions on their public resale. Those restrictions might limit the Fund’s ability to dispose of the securities and might lower the amount the Fund could realize upon the sale. To enable the Fund to sell its holdings of a restricted security not registered under the Securities Act of 1933, as amended (the “Securities Act”), the Fund may have to cause those securities to be registered. The expenses of registering restricted securities may be negotiated by the Fund with the issuer at the time the Fund buys the securities. When the Fund must arrange registration because the Fund wishes to sell the security, a considerable period may elapse between the time the decision is made to sell the security and the time the security is registered so that the Fund could sell it. The Fund would bear the risks of any downward price fluctuation during that period.

The Fund has limitations that apply to purchases of restricted securities, as stated above. Those percentage restrictions do not limit purchases of restricted securities that are eligible for sale to qualified institutional purchasers under Rule 144A of the Securities Act, if those securities have been determined to be liquid by the Manager under Board-approved guidelines. Those guidelines take into account the trading activity for such securities and the availability of reliable pricing information, among other factors. If there is a lack of trading interest in a particular Rule 144A security, the Fund’s holdings of that security may be considered to be illiquid.

"When-Issued" and "Delayed-Delivery" Transactions. The Fund may invest in securities on a “when-issued” basis and may purchase or sell securities on a “delayed-delivery” (or “forward-commitment”) basis. “When-issued” and “delayed-delivery” are terms that refer to securities whose terms and indenture are available and for which a market exists, but which are not available for immediate delivery.

When such transactions are negotiated, the price (which is generally expressed in yield terms) is fixed at the time the commitment is made. Delivery and payment for the securities take place at a later date. The securities are subject to change in value from market fluctuations during the period until settlement. The value at delivery may be less than the purchase price. For example, changes in interest rates in a direction other than that expected by the Manager before settlement will affect the value of such securities and may cause a loss to the Fund. During the period between purchase and settlement, the Fund makes no payment to the issuer and no interest accrues to the Fund from the investment until it receives the security at settlement.

The Fund may engage in when-issued transactions to secure what the Manager considers to be an advantageous price and yield at the time the obligation is entered into. When the Fund enters into a when-issued or delayed-delivery transaction, it relies on the other party to complete the transaction. Its failure to do so may cause the Fund to lose the opportunity to obtain the security at a price and yield the Manager considers to be advantageous.

When the Fund engages in when-issued and delayed-delivery transactions, it does so for the purpose of acquiring or selling securities consistent with its investment objective and policies or for delivery pursuant to options contracts it has entered into, and not for the purpose of investment leverage. Although the Fund’s purpose in entering into delayed-delivery or when-issued purchase transactions is to acquire securities, it may dispose of a commitment prior to settlement. If the Fund chooses to dispose of the right to acquire a when-issued security prior to its acquisition or to dispose of its right to delivery or receive against a forward commitment, it may incur a gain or loss.

At the time the Fund makes the commitment to purchase or sell a security on a when-issued or delayed-delivery basis, it records the transaction on its books and reflects the value of the security purchased in determining the Fund’s net asset value. In a sale transaction, it records the proceeds to be received. The Fund will identify on its books liquid assets at least equal in value to the value of the Fund’s purchase commitments until the Fund pays for the investment.

When-issued and delayed-delivery transactions can be used by the Fund as a defensive technique to hedge against anticipated changes in interest rates and prices. For instance, in periods of rising interest rates and falling prices, the Fund might sell securities in its portfolio on a forward commitment basis to attempt to limit its exposure to anticipated falling prices. In periods of falling interest rates and rising prices, the Fund might sell portfolio securities and purchase the same or similar securities on a when-issued or delayed-delivery basis to obtain the benefit of currently higher cash yields.

■

Loans of Portfolio Securities. The Fund may lend its portfolio securities pursuant to a Securities Lending Agency Agreement (the "Securities Lending Agreement") with Goldman Sachs Bank USA, doing business as Goldman Sachs Agency Lending ("Goldman Sachs"), subject to the restrictions stated in the Prospectus. The Fund will lend portfolio securities to attempt to increase its income. Goldman Sachs has agreed, in general, to guarantee the obligations of borrowers to return loaned securities and to be responsible for certain expenses relating to securities lending. Under the Securities Lending Agreement, the Fund's securities lending procedures and applicable regulatory requirements (which are subject to change), the Fund must receive collateral from the borrower consisting of cash, bank letters of credit or securities of the U.S. Government (or its agencies or instrumentalities). On each business day, the amount of collateral that the Fund has received must at least equal the value of the loaned securities. If the Fund receives cash collateral from the borrower, the Fund may invest that cash in certain high quality, short-term investments specified in its securities lending procedures, including in shares of a money market fund advised by the Manager or an affiliate. The Fund will be responsible for the risks associated with the investment of cash collateral, including the risk that the Fund may lose money on the investment or may fail to earn sufficient income to meet its obligations to the borrower.

The terms of the Fund's portfolio loans must comply with all applicable regulations and with the Fund's Securities Lending Procedures adopted by the Board. The terms of the loans must permit the Fund to recall loaned securities on five business days' notice and the Fund will seek to recall loaned securities in time to vote on any matters that the Manager determines would have a material effect on the Fund's investment. The Securities Lending Agreement may be terminated by either Goldman Sachs or the Fund on 30 days' written notice.

Borrowing. Under current regulatory requirements, the Fund can borrow only to the extent that the value of the Fund’s assets, less its liabilities other than borrowings, is equal to at least 300% of all borrowings (including the proposed borrowing). If the value of the Fund’s assets fails to meet this 300% asset coverage requirement, the Fund will reduce its bank debt within three days to meet the requirement. To do so, the Fund might have to sell a portion of its investments at a disadvantageous time. The Fund may borrow only from banks or from other sources, such as a conduit loan facility (subject to exemptive relief under the Investment Company Act), although the Fund may enter into reverse repurchase agreements, which are considered to be borrowings, with dealers and other financial institutions.

The Fund will pay interest on these loans, and that interest expense will raise the overall expenses of the Fund and reduce its returns. If it does borrow, its expenses will be greater than comparable funds that do not borrow. Additionally, the Fund’s net asset value per share might fluctuate more than that of funds that do not borrow.

Investment in Other Investment Companies. The Fund can invest in the securities of other investment companies, which can include open-end funds, closed-end funds and unit investment trusts, subject to the limits set forth in the Investment Company Act that apply to those types of investments. The Fund can not invest in other investment companies in reliance on paragraph (F) or (G) of section 12(d)(1) of the Investment Company Act. The Fund can invest, for example, in Exchange-Traded Funds, which are typically open-end funds or unit investment trusts, listed on a stock exchange. The Fund might do so as a way of gaining exposure to the segments of the equity or fixed-income markets represented by the Exchange-Traded Funds’ portfolio, at times when the Fund may not be able to buy those portfolio securities directly.

The shares of other investment companies may fluctuate in price and may be worth more or less when the Fund sells them. Investing in another investment company may involve the payment of substantial premiums above the value of such investment company’s portfolio securities and is subject to limitations under the Investment Company Act. The Fund does not intend to invest in other investment companies unless the Manager believes that the potential benefits of the investment justify the payment of any premiums or sales charges. As a shareholder of an investment company, the Fund would be subject to its ratable share of that investment company’s expenses, including its advisory and administration expenses. The Fund does not anticipate investing a substantial amount of its net assets in shares of other investment companies.

Diversification. The Fund is “non-diversified” under the Investment Company Act. That means that the Fund can invest in the securities of a single issuer without limit. This policy gives the Fund more flexibility to invest in the obligations of a single issuer than if it were a “diversified” fund. To the extent the Fund invests a relatively high percentage of its assets in the obligations of a single issuer or a limited number of issuers, the Fund is subject to additional risk of loss if those obligations lose market value or the issuer of those obligations default.

(c) Fund Policies.

What Are “Fundamental Policies?” Fundamental policies are those policies that the Fund has adopted to govern its investments that can be changed only by the vote of a “majority” of the Fund’s outstanding voting securities. Under the Investment Company Act, a “majority” vote is defined as the vote of the holders of the lesser of:

•	67% or more of the shares present or represented by proxy at a shareholder meeting, if the holders of more than 50% of the outstanding shares are present or represented by proxy, or

•	more than 50% of the outstanding shares.

     Policies described in the Prospectus or this SAI are “fundamental” only if they are identified as such. The Fund’s Board of Directors can change non-fundamental policies without shareholder approval. However, significant changes to investment policies will be described in supplements or updates to the Prospectus or this SAI, as appropriate. The Fund's most significant investment policies are described in the Prospectus.

What Are the Fund’s Additional Fundamental Policies? The following investment restrictions are fundamental policies of the Fund:

•

The Fund cannot issue “senior securities,” except as permitted under the Investment Company Act. This limitation does not prohibit certain investment activities for which assets of the Fund are designated as segregated, or margin, collateral or escrow arrangements are established, to cover the related obligations. Examples of those activities include borrowing money, reverse repurchase agreements, delayed-delivery and when-issued arrangements for portfolio securities transactions, and contracts to buy or sell derivatives.

•

The Fund may not borrow money, except to the extent permitted under the Investment Company Act, the rules or regulations thereunder or any exemption therefrom that is applicable to the Fund, as such statute, rules or regulations may be amended or interpreted from time to time.

•

The Fund cannot underwrite securities of other companies. A permitted exception is in case the Fund is deemed to be an underwriter under the Securities Act when reselling any securities held in its own portfolio.

•

The Fund cannot buy or sell real estate. However, the Fund can purchase securities secured by real estate or interests in real estate, or issued by issuers (including real estate investment trusts) that invest in real estate or interests in real estate. The Fund may hold and sell real estate as acquired as a result of the Fund's ownership of securities.

•	The Fund cannot buy or sell commodities or commodity contracts. However, the Fund can buy and sell derivative instruments, such as futures contracts, options and swaps.

•

The Fund cannot loan money, except to the extent permitted under the Investment Company Act, the rules and regulations thereunder or any exemption therefrom that is applicable to the Fund, as such statute, rules or regulations may be amended or interpreted from time to time.

•	The Fund cannot buy securities on margin. However, the Fund can make margin deposits in connection with its use of derivative instruments and hedging instruments.

     Notwithstanding the Fund's investment policies and restrictions, the Fund may invest all or part of its investable assets in a management investment company with substantially the same investment objective, policies and restrictions as the Fund. This could allow creation of a “master/feeder” structure in the future, although the Fund has no current intention to restructure in this manner.

     Unless the Prospectus or this SAI states that a percentage restriction applies on an ongoing basis, it applies only at the time the Fund makes an investment (except in the case of borrowing and investments in illiquid securities). The Fund need not sell securities to meet the percentage limits if the value of the investment increases in proportion to the size of the Fund.

Does the Fund Have Additional Restrictions That Are Not “Fundamental Policies”? The Fund has an additional operating policy that is not “fundamental,” and which can be changed by the Board of Directors without shareholder approval:

o The Fund cannot invest in the securities of other registered investment companies or registered unit investment trusts in reliance on sub-paragraph (F) or (G) of section 12(d)(1) of the Investment Company Act.

For purposes of the Fund’s policy regarding concentration of its investments as described above, the Fund has adopted classifications of industries and groups of related industries. These classifications are not fundamental policies.

(d) Temporary Defensive Position.

For temporary defensive purposes in times of adverse or unstable market, economic or political conditions, the Fund can invest up to 100% of its assets in investments that may be inconsistent with the Fund's principal investment strategies. Generally the Fund would invest in shares of Oppenheimer Institutional Money Market Fund or in the types of money market instruments described above or in other short-term U.S. Government securities. The Fund might also hold these types of securities as interim investments pending the investment of proceeds from the sale of Fund shares or the sale of Fund portfolio securities or to meet anticipated redemptions of Fund shares. To the extent the Fund invests in these securities, it might not achieve its investment objective.

(e) Portfolio Turnover.

“Portfolio turnover” describes the rate at which the Fund traded its portfolio securities during its last fiscal year. For example, if a fund sold all of its securities during the year, its portfolio turnover rate would have been 100%. The Manager is not limited in the amount of portfolio trading it may conduct on behalf of the Fund and will buy and sell securities as it deems appropriate. The Fund’s portfolio turnover rate will fluctuate from year to year, and the Fund could have a portfolio turnover rate of more than 100% annually. The Fund can engage in short-term trading to try to achieve its objective. However, the Manager currently does not expect the Fund’s annual portfolio turnover rate to exceed 100%. Increased portfolio turnover creates higher transaction costs for the Fund, which may reduce its overall performance.

(f) Disclosure of Portfolio Holdings.

The Fund has adopted policies and procedures concerning the dissemination of information about its portfolio holdings by employees, officers and/or directors of the Manager, Placement Agent and Transfer Agent. These policies are designed to assure that non-public information about portfolio securities is distributed only for a legitimate business purpose, and is done in a manner that (a) conforms to applicable laws and regulations and (b) is designed to prevent that information from being used in a way that could negatively affect the Fund's investment program or enable third parties to use that information in a manner that is harmful to the Fund.

•

Public Disclosure. The Fund's portfolio holdings are made publicly available no later than 60 days after the close of each of the Fund's fiscal quarters in its semi-annual report to shareholders, its annual report to shareholders, or its Statements of Investments on Form N-Q. Those documents are publicly available at the SEC.

Until publicly disclosed, the Fund's portfolio holdings are proprietary, confidential business information. While recognizing the importance of providing Fund shareholders with information about their Fund's investments and providing portfolio information to a variety of third parties to assist with the management, distribution and administrative process, the need for transparency must be balanced against the risk that third parties who gain access to the Fund's portfolio holdings information could attempt to use that information to trade ahead of or against the Fund, which could negatively affect the prices the Fund is able to obtain in portfolio transactions or the availability of the securities that portfolio managers are trading on the Fund's behalf.

The Manager and its subsidiaries and affiliates, employees, officers, and directors, shall neither solicit nor accept any compensation or other consideration (including any agreement to maintain assets in the Fund or in other investment companies or accounts managed by the Manager or any affiliated person of the Manager) in connection with the disclosure of the Fund's non-public portfolio holdings. The receipt of investment advisory fees or other fees and compensation paid to the Manager and its subsidiaries pursuant to agreements approved by the Fund's Board shall not be deemed to be "compensation" or "consideration" for these purposes. It is a violation of the Code of Ethics for any covered person to release holdings in contravention of portfolio holdings disclosure policies and procedures adopted by the Fund.

A list of the top 20 portfolio securities holdings (based on invested assets), listed by security or by issuer, as of the end of each month may be disclosed to third parties (subject to the procedures below) no sooner than 15 days after month-end.

Except under special limited circumstances discussed below, month-end lists of the Fund's complete portfolio holdings may be disclosed no sooner than 30-days after the relevant month-end, subject to the procedures below. If the Fund's complete portfolio holdings have not been disclosed publicly, they may be disclosed pursuant to special requests for legitimate business reasons, provided that:

•	The third-party recipient must first submit a request for release of Fund portfolio holdings, explaining the business reason for the request;

•	Senior officers (a Senior Vice President or above) in the Manager's Portfolio and Legal departments must approve the completed request for release of Fund portfolio holdings; and

•

The third-party recipient must sign the Manager's portfolio holdings non-disclosure agreement before receiving the data, agreeing to keep information that is not publicly available regarding the Fund's holdings confidential and agreeing not to trade directly or indirectly based on the information.

The Fund's complete portfolio holdings positions may be released to the following categories of entities or individuals on an ongoing basis, provided that such entity or individual either (1) has signed an agreement to keep such information confidential and not trade on the basis of such information or (2) is subject to fiduciary obligations, as a member of the Fund's Board, or as an employee, officer and/or director of the Manager, Placement Agent, or Transfer Agent, or their respective legal counsel, not to disclose such information except in conformity with these policies and procedures and not to trade for his/her personal account on the basis of such information:

•	Employees of the Fund's Manager, Placement Agent and Transfer Agent who need to have access to such information (as determined by senior officers of such entity),

•	The Fund's independent registered public accounting firm,

•	Members of the Fund's Board and the Board's legal counsel,

•	The Fund's custodian bank,

•	A proxy voting service designated by the Fund and its Board,

•	Rating/ranking organizations (such as Lipper and Morningstar),

•	Portfolio pricing services retained by the Manager to provide portfolio security prices, and

•	Dealers, to obtain bids (price quotations if securities are not priced by the Fund's regular pricing services).

Portfolio holdings information of the Fund may be provided, under limited circumstances, to brokers and/or dealers with whom the Fund trades and/or entities that provide investment coverage and/or analytical information regarding the Fund's portfolio, provided that there is a legitimate investment reason for providing the information to the broker, dealer or other entity. Month-end portfolio holdings information may, under this procedure, be provided to vendors providing research information and/or analytics to the Fund, with at least a 15-day delay after the month end, but in certain cases may be provided to a broker or analytical vendor with a 1-2 day lag to facilitate the provision of requested investment information to the Manager to facilitate a particular trade or the portfolio manager's investment process for the Fund. Any third party receiving such information must first sign the Manager's portfolio holdings non-disclosure agreement as a pre-condition to receiving this information.

Portfolio holdings information (which may include information on individual securities positions or multiple securities) may be provided to the entities listed below (1) by portfolio traders employed by the Manager in connection with portfolio trading, and (2) by the members of the Manager's Security Valuation Group and Accounting Departments in connection with portfolio pricing or other portfolio evaluation purposes:

•	Brokers and dealers in connection with portfolio transactions (purchases and sales)

•	Brokers and dealers to obtain bids or bid and asked prices (if securities held by the Fund are not priced by the Fund's regular pricing services)

•	Dealers to obtain price quotations where the Fund is not identified as the owner.

Portfolio holdings information (which may include information on the Fund's entire portfolio or individual securities therein) may be provided by senior officers of the Manager or attorneys on the legal staff of the Manager, Placement Agent, or Transfer Agent, in the following circumstances:

•

Response to legal process in litigation matters, such as responses to subpoenas or in class action matters where the Fund may be part of the plaintiff class (and seeks recovery for losses on a security) or a defendant,

•

Response to regulatory requests for information (the SEC, Financial Industry Regulatory Authority ("FINRA"), state securities regulators, and/or foreign securities authorities, including without limitation requests for information in inspections or for position reporting purposes),

•	To potential sub-advisers of portfolios (pursuant to confidentiality agreements),

•	To consultants for retirement plans for plan sponsors/discussions at due diligence meetings (pursuant to confidentiality agreements),

•	Investment bankers in connection with merger discussions (pursuant to confidentiality agreements).

Portfolio managers and analysts may, subject to the Manager’s policies on communications with the press and other media, discuss portfolio information in interviews with members of the media, or in due diligence or similar meetings with clients or prospective purchasers of Fund shares or their financial intermediary representatives.

The Fund's shareholders may, under unusual circumstances (such as a lack of liquidity in the Fund's portfolio to meet redemptions), receive redemption proceeds of their Fund shares paid as pro rata shares of securities held in the Fund's portfolio. In such circumstances, disclosure of the Fund's portfolio holdings may be made to such shareholders.

Any permitted release of otherwise non-public portfolio holdings information must be in accordance with the then-current policy on approved methods for communicating confidential information.

The Chief Compliance Officer (the "CCO") of the Fund and the Manager, Placement Agent, and Transfer Agent shall oversee the compliance by the Manager, Placement Agent, Transfer Agent, and their personnel with these policies and procedures. At least annually, the CCO shall report to the Fund's Board on such compliance oversight and on the categories of entities and individuals to which disclosure of portfolio holdings of the Fund has been made during the preceding year pursuant to these policies. The CCO shall report to the Fund's Board any material violation of these policies and procedures and shall make recommendations to the Board as to any amendments that the CCO believes are necessary and desirable to carry out or improve these policies and procedures.

The Manager and/or the Fund have entered into ongoing arrangements to make available information about the Fund's portfolio holdings. One or more of the Oppenheimer funds may currently disclose portfolio holdings information based on ongoing arrangements to the following parties:

ABG Securities	Fixed Income Securities	Nomura Securities
ABN AMRO	Fortis Securities	Oppenheimer & Co.
AG Edwards	Fox-Pitt, Kelton	Oscar Gruss
Allen & Co	Friedman, Billing, Ramsey	OTA
American Technology Research	Gabelli	Pacific Crest Securities
Auerbach Grayson	Garp Research	Piper Jaffray Inc.
Avondale	Gartner	Portales Partners
Banc of America Securities	George K Baum & Co.	Punk Ziegel & Co
Barra	Goldman Sachs	Raymond James
BB&T	Howard Weil	RBC
Bear Stearns	HSBC	Reuters
Belle Haven	ISI Group	RiskMetrics/ISS
Bloomberg	ITG	Robert W. Baird
BMO Capital Markets	Janco	Roosevelt & Cross
BNP Paribas	Janney Montgomery	Russell
Brean Murray	Jefferies	Sandler O'Neill
Brown Brothers	JMP Securities	Sanford C. Bernstein
Buckingham Research Group	JNK Securities	Scotia Capital Markets
Canaccord Adams	Johnson Rice & Co	Sidoti
Caris & Co.	JP Morgan Securities	Simmons
CIBC World Markets	Kaufman Brothers	Sanders Morris Harris
Citigroup Global Markets	Keefe, Bruyette & Woods	Societe Generale
CJS Securities	Keijser Securities	Soleil Securities Group
Cleveland Research	Kempen & Co. USA Inc.	Standard & Poors
Cogent	Kepler Equities/Julius Baer Sec	Stanford Group
Collins Stewart	KeyBanc Capital Markets	State Street Bank
Cowen & Company	Lazard Freres & Co	Stephens, Inc.
Craig-Hallum Capital Group LLC	Leerink Swann	Stifel Nicolaus
Credit Agricole Cheuvreux N.A. Inc.	Lehman Brothers	Stone & Youngberg
Credit Suisse	Loop Capital Markets	Strategas Research
Data Communique	Louise Yamada Tech Research	Sungard
Daiwa Securities	MainFirst Bank AG	Suntrust Robinson Humphrey
Davy	Makinson Cowell US Ltd	SWS Group
Deutsche Bank Securities	McAdams Wright	Think Equity Partners
Dougherty Markets	Merrill Lynch	Thomas Weisel Partners
Dowling	Miller Tabak	Thomson Financial
Empirical Research	Mizuho Securities	UBS
Enskilda Securities	Moodys Research	Virtusa Corporation
Exane BNP Paribas	Morgan Stanley	Wachovia Securities
Factset	Natixis Bleichroeder	Wedbush
Fidelity Capital Markets	Ned Davis Research Group	Weeden
First Albany	Needham & Co	William Blair

Item 12. Management of the Fund.

(a) Management Information.

Directors and Officers of the Fund. Except for Mr. Murphy and Mr. Grabish, each of the Directors is an Independent Director. Except for Mr. Grabish, all of the Directors are also Directors or directors of the following Oppenheimer/Centennial funds (referred to as “Board II Funds”):

Oppenheimer Capital Income Fund	Oppenheimer Principal Protected Trust
Oppenheimer Cash Reserves	Oppenheimer Principal Protected Trust II
Oppenheimer Champion Income Fund	Oppenheimer Principal Protected Trust III
Oppenheimer Commodity Strategy Total Return Fund	Oppenheimer Senior Floating Rate Fund
Oppenheimer Equity Fund, Inc.	Oppenheimer Strategic Income Fund
Oppenheimer Integrity Funds	Oppenheimer Variable Account Funds
Oppenheimer International Bond Fund	Panorama Series Fund, Inc.
Oppenheimer Limited-Term Government Fund
Oppenheimer Main Street Funds, Inc.
Oppenheimer Main Street Opportunity Fund
Oppenheimer Main Street Small Cap Fund
Oppenheimer Master Event-Linked Bond Fund, LLC	Centennial Government Trust
Oppenheimer Master Loan Fund, LLC	Centennial Money Market Trust
Oppenheimer Municipal Fund

     Present or former officers, directors, trustees and employees (and their immediate family members) of the Fund, the Manager and its affiliates, and retirement plans established by them for their employees are permitted to purchase Class A shares of the other Oppenheimer funds at net asset value without sales charge. The sales charge on Class A shares is waived for that group because of the reduced sales efforts realized by the Placement Agent.

     Messrs. Wong, Edwards, Legg, Murphy, Petersen, Vandehey, Wixted and Zack and Mss. Bullington, Bloomberg, Ives and Ruffle, who are officers of the Fund, hold the same offices with one or more of the other Board II Funds. As of January 9, 2008, the Directors and officers of the Fund, as a group, owned of record or beneficially less than 1% of shares of the Fund. In addition, none of the Independent Directors (nor any of their immediate family members) owns securities of either the Manager or the Distributor or of any entity directly or indirectly controlling, controlled by or under common control with the Manager or the Distributor of the Board II Funds.

Biographical Information. The Directors and officers, their positions with the Fund, length of service in such position(s), and principal occupations and business affiliations during at least the past five years are listed in the charts below. The charts also include information about each Director’s beneficial share ownership in the Fund and in all of the registered investment companies that the Director oversees in the Oppenheimer family of funds (“Supervised Funds”). The address of each Director in the chart below is 6803 S. Tucson Way, Centennial, Colorado 80112-3924. Each Director serves for an indefinite term, or until his or her resignation, retirement, death or removal.

Independent Directors
Name, Position(s) Held with Fund, Length of Service, Age	Principal Occupation(s) During Past 5 Years; Other Directorships/Directorships Held by Director; Number of Portfolios in Fund Complex Currently Overseen by Director	Dollar Range of Shares Beneficially Owned in the Fund	Aggregate Dollar Range Of Shares Beneficially Owned in Any of the Oppenheimer Funds Overseen by Director
As of December 31, 2008
William L. Armstrong, Chairman of the Board since 2008 and Director since 2008 Age: 71

President, Colorado Christian University (since 2006); Chairman, Cherry Creek Mortgage Company (since 1991), Chairman, Centennial State Mortgage Company (since 1994), Chairman, The El Paso Mortgage Company (since 1993); Chairman, Ambassador Media Corporation (since 1984); Chairman, Broadway Ventures (since 1984); Director of Helmerich & Payne, Inc. (oil and gas drilling/production company) (since 1992), Campus Crusade for Christ (non-profit) (since 1991); Former Director, The Lynde and Harry Bradley Foundation, Inc. (non-profit organization) (2002-2006); former Chairman of: Transland Financial Services, Inc. (private mortgage banking company) (1997-2003), Great Frontier Insurance (1995-2000), Frontier Real Estate, Inc. (residential real estate brokerage) (1994-2000) and Frontier Title (title insurance agency) (1995-2000); former Director of the following: UNUMProvident (insurance company) (1991-2004), Storage Technology Corporation (computer equipment company) (1991-2003) and International Family Entertainment (television channel) (1992-1997); U.S. Senator (January 1979-January 1991). Oversees 41 portfolios in the OppenheimerFunds complex.

		None	Over $100,000
George C. Bowen, Director since 2008 Age: 72

Assistant Secretary and Director of Centennial Asset Management Corporation (December 1991-April 1999); President, Treasurer and Director of Centennial Capital Corporation (June 1989-April 1999); Chief Executive Officer and Director of MultiSource Services, Inc. (March 1996-April 1999); Mr. Bowen held several positions with the Manager and with subsidiary or affiliated companies of the Manager (September 1987-April 1999). Oversees 41 portfolios in the OppenheimerFunds complex.

		None	Over $100,000
Edward L. Cameron, Director since 2008 Age: 70

Member of The Life Guard of Mount Vernon (George Washington historical site) (June 2000 – June 2006); Partner of PricewaterhouseCoopers LLP (accounting firm) (July 1974-June 1999); Chairman of Price Waterhouse LLP Global Investment Management Industry Services Group (accounting firm) (July 1994-June 1998). Oversees 41 portfolios in the OppenheimerFunds complex.

		None	Over $100,000
Jon S. Fossel, Director since 2008 Age: 66

Director of UNUMProvident (insurance company) (since June 2002); Director of Northwestern Energy Corp. (public utility corporation) (since November 2004); Director of P.R. Pharmaceuticals (October 1999-October 2003); Director of Rocky Mountain Elk Foundation (non-profit organization) (February 1998-February 2003 and February 2005-February 2007); Chairman and Director (until October 1996) and President and Chief Executive Officer (until October 1995) of the Manager; President, Chief Executive Officer and Director of the following: Oppenheimer Acquisition Corp. (“OAC”) (parent holding company of the Manager), Shareholders Services, Inc. and Shareholder Financial Services, Inc. (until October 1995). Oversees 41 portfolios in the OppenheimerFunds complex.

		None	Over $100,000
Sam Freedman, Director since 2008 Age: 68

Director of Colorado UpLIFT (charitable organization) (since September 1984). Mr. Freedman held several positions with the Manager and with subsidiary or affiliated companies of the Manager (until October 1994). Oversees 41 portfolios in the OppenheimerFunds complex.

		None	Over $100,000
Richard F. Grabish, Director since 2008 Age: 60

Formerly Senior Vice President and Assistant Director of Sales and Marketing (March 1997-December 2007), Director (March 1987-December 2007) and Manager of Private Client Services (June 1985-June 2005) of A.G. Edwards & Sons, Inc. (broker/dealer and investment firm); Chairman and Chief Executive Officer of A.G. Edwards Trust Company, FSB (March 2001-December 2007); President and Vice Chairman of A.G. Edwards Trust Company, FSB (investment adviser) (April 1987-March 2001); President of A.G. Edwards Trust Company, FSB (investment adviser) (June 2005-December 2007). Oversees 17 portfolios in the OppenheimerFunds complex.

		None	Over $100,000
Beverly L. Hamilton, Director since 2008 Age: 62

Trustee of Monterey Institute for International Studies (educational organization) (since February 2000); Board Member of Middlebury College (educational organization) (since December 2005); Director of The California Endowment (philanthropic organization) (since April 2002); Director (February 2002-2005) and Chairman of Trustees (2006-2007) of the Community Hospital of Monterey Peninsula; Director (October 1991-2005) and Vice Chairman (since 2006) of American Funds’ Emerging Markets Growth Fund, Inc. (mutual fund); President of ARCO Investment Management Company (February 1991-April 2000); Member of the investment committees of The Rockefeller Foundation (2001-2006) and The University of Michigan (since 2000); Advisor at Credit Suisse First Boston’s Sprout venture capital unit (venture capital fund) (1994-January 2005); Trustee of MassMutual Institutional Funds (investment company) (1996-June 2004); Trustee of MML Series Investment Fund (investment company) (April 1989-June 2004); Member of the investment committee of Hartford Hospital (2000-2003); and Advisor to Unilever (Holland) pension fund (2000-2003). Oversees 41 portfolios in the OppenheimerFunds complex.

		None	Over $100,000
Robert J. Malone, Director since 2008 Age: 64

Board of Directors of Opera Colorado Foundation (non-profit organization) (since March 2008); Director of Jones Knowledge, Inc. (since 2006); Director of Jones International University (educational organization) (since August 2005); Chairman, Chief Executive Officer and Director of Steele Street Bank & Trust (commercial banking) (since August 2003); Director of Colorado UpLIFT (charitable organization) (since 1986); Trustee of the Gallagher Family Foundation (non-profit organization) (since 2000); Former Chairman of U.S. Bank-Colorado (subsidiary of U.S. Bancorp and formerly Colorado National Bank) (July 1996-April 1999); Director of Commercial Assets, Inc. (real estate investment trust) (1993-2000); Director of Jones Knowledge, Inc. (2001-July 2004); and Director of U.S. Exploration, Inc. (oil and gas exploration) (1997-February 2004). Oversees 41 portfolios in the OppenheimerFunds complex.

		None	Over $100,000
F. William Marshall, Jr., Director since 2008 Age: 66

Trustee Emeritas of Worcester Polytech Institute (WPI) (private university) (since 2009); Trustee of MassMutual Select Funds (formerly MassMutual Institutional Funds) (investment company) (since 1996) and MML Series Investment Fund (investment company) (since 1996); President and Treasurer of the SIS Funds (private charitable fund) (since January 1999); Former Trustee of WPI (1985-2008); Former Chairman of the Board (2004-2006) and Former Chairman of the Investment Committee of WPI (1994-2008); Chairman of SIS & Family Bank, F.S.B. (formerly SIS Bank) (commercial bank) (January 1999-July 1999); Executive Vice President of Peoples Heritage Financial Group, Inc. (commercial bank) (January 1999-July 1999); and Former President and Chief Executive Officer of SIS Bancorp. (1993-1999). Oversees 43 portfolios in the OppenheimerFunds complex.*

		None	Over $100,000

*     Includes two open-end investment companies: MassMutual Select Funds and MML Series Investment Fund. In accordance with the instructions for SEC Form N-1A, for purposes of this section only, MassMutual Select Funds and MML Series Investment Fund are included in the “Fund Complex.” The Manager does not consider MassMutual Select Funds and MML Series Investment Fund to be part of the OppenheimerFunds’ “Fund Complex” as that term may be otherwise interpreted.

Mr. Murphy is an “Interested Director” because he is affiliated with the Manager by virtue of his positions as an officer and director of the Manager, and as a shareholder of its parent company. The address of Mr. Murphy is Two World Financial Center, 225 Liberty Street, 11th Floor, New York, New York 10281-1008. Mr. Murphy serves as a Director for an indefinite term, or until his resignation, retirement, death or removal. He serves as an officer for an indefinite term, which would end: (a) upon the request of the Board, (b) if he is no longer an officer of the Manager, (c) if a material change in his duties occurs that are inconsistent with a position as officer the Fund, or (d) upon his resignation, retirement, or death. Mr. Murphy was elected as a Director of the Fund with the understanding that in the event he ceases to be the chief executive officer of the Manager, he will resign as a Director of the Fund and the other Board II Funds (defined above) for which he is a director or trustee.

Interested Director and Officer
Name, Position(s) Held with Fund, Length of Service, Age	Principal Occupation(s) During Past 5 Years; Other Trusteeships/Directorships Held by Director; Number of Portfolios in Fund Complex Currently Overseen by Director	Dollar Range of Shares Beneficially Owned in the Fund	Aggregate Dollar Range Of Shares Beneficially Owned in Any of the Oppenheimer Funds
As of December 31, 2008
John V. Murphy, Director, President and Principal Executive Officer since 2008 Age: 59

Chairman and Director of the Manager (since June 2001); Chief Executive Officer of the Manager (June 2001-December 2008); President of the Manager (September 2000-February 2007); President and director or trustee of other Oppenheimer funds; President and Director of Oppenheimer Acquisition Corp. (“OAC”) (the Manager’s parent holding company) and of Oppenheimer Partnership Holdings, Inc. (holding company subsidiary of the Manager) (since July 2001); Director of OppenheimerFunds Distributor, Inc. (subsidiary of the Manager) (November 2001-December 2006); Chairman and Director of Shareholder Services, Inc. and of Shareholder Financial Services, Inc. (transfer agent subsidiaries of the Manager) (since July 2001); President and Director of OppenheimerFunds Legacy Program (charitable trust program established by the Manager) (since July 2001); Director of the following investment advisory subsidiaries of the Manager: OFI Institutional Asset Management, Inc., Centennial Asset Management Corporation, Trinity Investment Management Corporation and Tremont Capital Management, Inc. (since November 2001), HarbourView Asset Management Corporation and OFI Private Investments, Inc. (since July 2001); President (since November 2001) and Director (since July 2001) of Oppenheimer Real Asset Management, Inc.; Executive Vice President of Massachusetts Mutual Life Insurance Company (OAC’s parent company) (since February 1997); Director of DLB Acquisition Corporation (holding company parent of Babson Capital Management LLC) (since June 1995); Chairman (since October 2007) and Member of the Investment Company Institute’s Board of Governors (since October 2003). Oversees 105 portfolios in the OppenheimerFunds complex.

		None	Over $100,000

     The address of the officers in the chart below is as follows: for Messrs. Wong, Edwards and Zack and Mss. Bloomberg and Ruffle, Two World Financial Center, 225 Liberty Street, 11th Floor, New York, New York 10281-1008, for Messrs. Legg, Petersen, Vandehey and Wixted and Mss. Bullington and Ives, 6803 S. Tucson Way, Centennial, Colorado 80112-3924. Each officer serves for an indefinite term, which would end: (a) upon the request of the Board, (b) if he or she is no longer an officer of the Manager, (c) if a material change in his or her duties occurs that are inconsistent with a position as officer the Fund, or (d) upon his or her resignation, retirement, or death.

Officers of the Fund
Name, Position(s) Held with Fund, Length of Service, Age	Principal Occupation(s) During Past 5 Years
Caleb Wong, Vice President and Portfolio Manager since 2008 Age: 43

Vice President of the Manager (since June 1999); employed in fixed-income quantitative research and risk management for the Manager (sine July 1996). An officer of 2 portfolios in the OppenheimerFunds complex.

Mark S. Vandehey, Vice President and Chief Compliance Officer since 2008 Age: 58

Senior Vice President and Chief Compliance Officer of the Manager (since March 2004); Chief Compliance Officer of OppenheimerFunds Distributor, Inc., Centennial Asset Management and Shareholder Services, Inc. (since March 2004); Vice President of OppenheimerFunds Distributor, Inc., Centennial Asset Management Corporation and Shareholder Services, Inc. (since June 1983); Former Vice President and Director of Internal Audit of the Manager (1997-February 2004). An officer of 105 portfolios in the OppenheimerFunds complex.

Brian W. Wixted, Treasurer and Principal Financial & Accounting Officer since 2008 Age: 49

Senior Vice President and Treasurer of the Manager (since March 1999); Treasurer of the following: HarbourView Asset Management Corporation, Shareholder Financial Services, Inc., Shareholder Services, Inc., Oppenheimer Real Asset Management, Inc. and Oppenheimer Partnership Holdings, Inc. (since March 1999), OFI Private Investments, Inc. (since March 2000), OppenheimerFunds International Ltd. and OppenheimerFunds plc (since May 2000), OFI Institutional Asset Management, Inc. (since November 2000), and OppenheimerFunds Legacy Program (charitable trust program established by the Manager) (since June 2003); Treasurer and Chief Financial Officer of OFI Trust Company (trust company subsidiary of the Manager) (since May 2000); Assistant Treasurer of the following: OAC (since March 1999), Centennial Asset Management Corporation (March 1999-October 2003) and OppenheimerFunds Legacy Program (April 2000-June 2003). An officer of 105 portfolios in the OppenheimerFunds complex.

Brian Petersen, Assistant Treasurer since 2008 Age: 38

Vice President of the Manager (since February 2007); Assistant Vice President of the Manager (August 2002-February 2007); Manager/Financial Product Accounting of the Manager (November 1998-July 2002). An officer of 105 portfolios in the OppenheimerFunds complex.

Stephanie Bullington, Assistant Treasurer since 2008 Age: 31

Assistant Vice President of the Manager (since October 2005); Assistant Vice President of ButterField Fund Services (Bermuda) Limited, part of The Bank of N.T. Butterfield & Son Limited (Butterfield) (February 2004-June 2005; Fund Accounting Officer of Butterfield Fund Services (Bermuda) Limited (September 2003-February 2004. An officer of 105 portfolios in the OppenheimerFunds complex.

Robert G. Zack, Vice President & Secretary since 2008 Age: 60

Executive Vice President (since January 2004) and General Counsel (since March 2002) of the Manager; General Counsel and Director of the Distributor (since December 2001); General Counsel of Centennial Asset Management Corporation (since December 2001); Senior Vice President and General Counsel of HarbourView Asset Management Corporation (since December 2001); Secretary and General Counsel of OAC (since November 2001); Assistant Secretary (since September 1997) and Director (since November 2001) of OppenheimerFunds International Ltd. and OppenheimerFunds plc; Vice President and Director of Oppenheimer Partnership Holdings, Inc. (since December 2002); Director of Oppenheimer Real Asset Management, Inc. (since November 2001); Senior Vice President, General Counsel and Director of Shareholder Financial Services, Inc. and Shareholder Services, Inc. (since December 2001); Senior Vice President, General Counsel and Director of OFI Private Investments, Inc. and OFI Trust Company (since November 2001); Vice President of OppenheimerFunds Legacy Program (since June 2003); Senior Vice President and General Counsel of OFI Institutional Asset Management, Inc. (since November 2001); Director of OppenheimerFunds (Asia) Limited (since December 2003); Senior Vice President (May 1985-December 2003). An officer of 105 portfolios in the OppenheimerFunds complex.

Lisa I. Bloomberg, Assistant Secretary since 2008 Age: 40

Vice President (since 2004) and Deputy General Counsel (since May 2008); of the Manager; Associate Counsel of the Manager (May 2004-May 2008); First Vice President (April 2001-April 2004), Associate General Counsel (December 2000-April 2004) of UBS Financial Services, Inc. An officer of 105 portfolios in the OppenheimerFunds complex.

Kathleen T. Ives, Assistant Secretary since 2008 Age: 43

Vice President (since June 1998), Deputy General Counsel (since May 2008) and Assistant Secretary (since October 2003) of the Manager; Vice President (since 1999) and Assistant Secretary (since October 2003) of the Distributor; Assistant Secretary of Centennial Asset Management Corporation (since October 2003); Vice President and Assistant Secretary of Shareholder Services, Inc. (since 1999); Assistant Secretary of OppenheimerFunds Legacy Program and Shareholder Financial Services, Inc. (since December 2001); Senior Counsel of the Manager (October 2003-May 2008). An officer of 105 portfolios in the OppenheimerFunds complex.

Taylor V. Edwards, Assistant Secretary since 2008 Age : 41

Vice President and Assistant Counsel of the Manager (since February 2007); Assistant Vice President and Assistant Counsel of the Manager (January 2006-January 2007); Formerly an Associate at Dechert LLP (September 2000-December 2005). An officer of 105 portfolios in the OppenheimerFunds complex.

Randy G. Legg, Assistant Secretary since 2008 Age : 43

Vice President (since June 2005) and Associate Counsel (since January 2007) of the Manager; Assistant Vice President (February 2004-June 2005 and Assistant Counsel (February 2004-January 2007) of the Manager. An officer of 105 portfolios in the OppenheimerFunds complex.

Adrienne M. Ruffle, Assistant Secretary since 2008 Age : 31

Vice President (since February 2007) and Assistant Counsel (since February 2005) of the Manager; Assistant Vice President of the Manager (February 2005-February 2007); Associate (September 2002-February 2005) at Sidley Austin LLP. An officer of 105 portfolios in the OppenheimerFunds complex.

(b) Board of Directors.

The Fund is governed by a Board of Directors. The Directors meet periodically throughout the year to oversee the Fund’s activities, review its performance, and review the actions of the Manager.

The Board of Directors has an Audit Committee, a Review Committee and a Governance Committee. Each committee is comprised solely of Directors who are not “interested persons” under the Investment Company Act (the “Independent Trustees”).

     The Audit Committee held 2 meetings during the Fund’s fiscal year ended September 30, 2008. The Review Committee held 1 meeting during the Fund’s fiscal year ended September 30, 2008. The Governance Committee did not hold any meetings during the Fund’s fiscal year ended September 30, 2008.

The members of the Audit Committee are George C. Bowen (Chairman), Edward L. Cameron, Robert J. Malone and F. William Marshall, Jr. The Audit Committee furnishes the Board with recommendations regarding the selection of the Fund’s independent registered public accounting firm (also referred to as the “independent Auditors”). Other main functions of the Audit Committee, outlined in the Audit Committee Charter, include, but are not limited to: (i) reviewing the scope and results of financial statement audits and the audit fees charged; (ii) reviewing reports from the Fund’s independent Auditors regarding the Fund’s internal accounting procedures and controls; (iii) reviewing reports from the Manager’s Internal Audit Department; (iv)  reviewing certain reports from and meet periodically with the Funds’ Chief Compliance Officer; (v) maintaining a separate line of communication between the Fund’s independent Auditors and the Independent Directors; (vi) reviewing the independence of the Fund’s independent Auditors; and (vii) pre-approving the provision of any audit or non-audit services by the Fund’s independent Auditors, including tax services, that are not prohibited by the Sarbanes-Oxley Act, to the Fund, the Manager and certain affiliates of the Manager.

The Review Committee is comprised solely of Independent Directors. The members of the Review Committee are Sam Freedman (Chairman), Jon S. Fossel, Richard F. Grabish and Beverly L. Hamilton. Among other duties, as set forth in the Review Committee’s Charter, the Review Committee reports and makes recommendations to the Board concerning the fees paid to the Fund’s transfer agent and the Manager and the services provided to the Fund by the transfer agent and the Manager. The Review Committee also reviews the adequacy of the Fund’s Codes of Ethics, the Fund’s investment performance as well as the policies and procedures adopted by the Fund to comply with the Investment Company Act and other applicable law.

The Governance Committee is comprised solely of Independent Directors. The members of the Governance Committee are Robert J. Malone (Chairman), William Armstrong, Edward L. Cameron, Beverly L. Hamilton and F. William Marshall, Jr. The Governance Committee has adopted a charter setting forth its duties and responsibilities. Among other duties, the Governance Committee reviews and oversees the Fund’s governance guidelines, the adequacy of the Fund’s Code of Ethics and the nomination of Directors, including Independent Directors. The Governance Committee has adopted a process for shareholder submission of nominees for board positions. Shareholders may submit names of individuals, accompanied by complete and properly supported resumes, for the Governance Committee’s consideration by mailing such information to the Governance Committee in care of the Fund. The Governance Committee may consider such persons at such time as it meets to consider possible nominees. The Governance Committee, however, reserves sole discretion to determine which candidates for Directors and Independent Directors it will recommend to the Board and/or shareholders and it may identify candidates other than those submitted by Shareholders. The Governance Committee may, but need not, consider the advice and recommendation of the Manager and/or its affiliates in selecting nominees. The full Board elects new Directors except for those instances when a shareholder vote is required.

Shareholders who desire to communicate with the Board should address correspondence to the Board or an individual Board member and may submit their correspondence electronically at www.oppenheimerfunds.com under the caption “contact us” or by mail to the Fund at the address below.

(c) Compensation.

Remuneration of the Officers and Directors. The officers and the interested Director of the Fund, who are affiliated with the Manager, receive no salary or fee from the Fund. The Independent Directors received the compensation shown below from the Fund for serving as a Director and member of a committee (if applicable), with respect to the Fund’s fiscal year ended September 30, 2008, its first fiscal year end. The total compensation from the Fund and fund complex represents compensation received including accrued retirement benefits, for serving as a trustee or director and member of a committee (if applicable) of other funds in the OppenheimerFunds complex during the calendar year ended December 31, 2008.

Name of Director and Other Fund Position(s) (as applicable)	Estimated Aggregate Compensation From the Fund(1) Fiscal year ended September 30, 2008	Total Compensation From the Fund and Fund Complex(2) Year ended December 31, 2008
William L. Armstrong Chairman of the Board and Governance Committee Member	$251	$261,000
George C. Bowen Audit Committee Member	$201	$208,800
Edward L. Cameron Audit Committee Chairman	$167	$174,000
Jon S. Fossel Review Committee Member	$167	$174,000
Sam Freedman Review Committee Chairman	$192	$200,100
Richard Grabish(3) Review Committee Member	$167	$39,266
Beverly Hamilton Review Committee Member and Governance Committee Member	$167(4)	$165,300
Robert J. Malone Governance Committee Chairman and Audit Committee Member	$192	$200,100
F. William Marshall, Jr. Audit Committee Member and Governance Committee Member	$167	$297,750(4)

1.	“Aggregate Compensation From the Fund” includes fees and deferred compensation, if any.

2.

In accordance with SEC regulations, for purposes of this section only, “Fund Complex” includes the Oppenheimer funds, the MassMutual Institutional Funds, the MassMutual Select Funds and the MML Series Investment Fund, the investment adviser for which is the indirect parent company of the Fund’s Manager. The Manager also serves as the Sub-Advisor to the following: MassMutual Premier International Equity Fund, MassMutual Premier Main Street Fund, MassMutual Premier Strategic Income Fund, MassMutual Premier Capital Appreciation Fund, and MassMutual Premier Global Fund. The Manager does not consider MassMutual Institutional Funds, MassMutual Select Funds and MML Series Investment Fund to be part of the OppenheimerFunds’ “Fund Complex” as that term may be otherwise interpreted.

3.	Includes $167 deferred by Ms. Hamilton under the “Compensation Deferral Plan” described below.

4.	Includes $123,750 compensation paid to Mr. Marshall for serving as a Trustee for MassMutual Select Funds and MML Series Investment Fund.

5.

Mr. Grabish serves as Trustee for only the following funds: Centennial California Tax Exempt Trust, Centennial Government Trust, Centennial Money Market Trust, Centennial New York Tax Exempt Trust, Centennial Tax Exempt Trust Oppenheimer Core Bond Fund, Oppenheimer Limited Term Government Fund, Panorama Series Fund, Inc., Oppenheimer Principal Protected Trust, Oppenheimer Principal Protected Trust II, Oppenheimer Principal Protected Trust III, Oppenheimer Senior Floating Rate Fund, Oppenheimer Portfolio Series Fixed Income Active Allocation Fund, Oppenheimer Master Event-Linked Bond Fund, LLC and Oppenheimer Master Loan Fund, LLC.

■

Compensation Deferral Plan for Directors. The Board of Directors has adopted a Compensation Deferral Plan for Independent Directors that enables them to elect to defer receipt of all or a portion of the annual fees they are entitled to receive from the Fund. Under the plan, the compensation deferred by a Director is periodically adjusted as though an equivalent amount had been invested in shares of one or more Oppenheimer funds selected by the Director. The amount paid to the Director under the plan will be determined based upon the amount of compensation deferred and the performance of the selected funds.

Deferral of Directors’ fees under the plan will not materially affect the Fund’s assets, liabilities or net income per share. The plan will not obligate the Fund to retain the services of any Director or to pay any particular level of compensation to any Director. Pursuant to an Order issued by the SEC, the Fund may invest in the funds selected by the Directors under the plan without shareholder approval for the limited purpose of determining the value of the Directors’ deferred compensation account.

(d) Sales Loads. Not applicable.

(e) Codes of Ethics.

The Fund, the Manager and the Placement Agent have a Code of Ethics. It is designed to detect and prevent improper personal trading by certain employees, including portfolio managers, that would compete with or take advantage of the Fund’s portfolio transactions. Covered persons include persons with knowledge of the investments and investment intentions of the Fund and other funds advised by the Manager. The Code of Ethics does permit personnel subject to the Code to invest in securities, including securities that may be purchased or held by the Fund, subject to a number of restrictions and controls. Compliance with the Code of Ethics is carefully monitored and enforced by the Manager.

The Code of Ethics is an exhibit to the Fund’s registration statement filed with the SEC and can be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. You can obtain information about the hours of operation of the Public Reference Room by calling the SEC at 1.202.551.8090. The Code of Ethics can also be viewed as part of the Fund’s registration statement on the SEC’s EDGAR database at the SEC’s Internet website at www.sec.gov . Copies may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing to the SEC’s Public Reference Section, Washington, D.C. 20549-0102.

(f) Proxy Voting Policies.

The Fund has adopted Portfolio Proxy Voting Policies and Procedures, which include Proxy Voting Guidelines, under which the Fund votes proxies relating to securities held by the Fund ("portfolio proxies"). The Manager generally undertakes to vote portfolio proxies with a view to enhancing the value of the company's stock held by the Funds. The Fund has retained an independent, third party proxy voting agent to vote portfolio proxies in accordance with the Fund's Proxy Voting Guidelines and to maintain records of such portfolio proxy voting. The Portfolio Proxy Voting Policies and Procedures include provisions to address conflicts of interest that may arise between the Fund and the Manager or the Manager's affiliates or business relationships. Such a conflict of interest may arise, for example, where the Manager or an affiliate of the Manager manages or administers the assets of a pension plan or other investment account of the portfolio company soliciting the proxy or seeks to serve in that capacity. The Manager and its affiliates generally seek to avoid such material conflicts of interest by maintaining separate investment decision making processes to prevent the sharing of business objectives with respect to proposed or actual actions regarding portfolio proxy voting decisions. Additionally, the Manager employs the following procedures, as long as OFI determines that the course of action is consistent with the best interests of the Fund and its shareholders: (1) if the proposal that gives rise to the conflict is specifically addressed in the Proxy Voting Guidelines, the Manager will vote the portfolio proxy in accordance with the Proxy Voting Guidelines, provided that they do not provide discretion to the Manager on how to vote on the matter; (2) if such proposal is not specifically addressed in the Proxy Voting Guidelines or the Proxy Voting Guidelines provide discretion to the Manager on how to vote, the Manager will vote in accordance with the third-party proxy voting agent's general recommended guidelines on the proposal provided that the Manager has reasonably determined that there is no conflict of interest on the part of the proxy voting agent; and (3) if neither of the previous two procedures provides an appropriate voting recommendation, the Manager may retain an independent fiduciary to advise the Manager on how to vote the proposal or may abstain from voting. The Proxy Voting Guidelines' provisions with respect to certain routine and non-routine proxy proposals are summarized below:

•

The Fund evaluates director nominees on a case-by-case basis, examining the following factors, among others: composition of the board and key board committees, experience and qualifications, attendance at board meetings, corporate governance provisions and takeover activity, long-term company performance and the nominee's investment in the company.

•	The Fund generally supports proposals requiring the position of chairman to be filled by an independent director unless there are compelling reasons to recommend against the proposal such as a counterbalancing governance structure.

•	The Fund generally supports proposals asking that a majority of directors be independent. The Fund generally supports proposals asking that a board audit, compensation, and/or nominating committee be composed exclusively of independent directors.

•	The Fund generally supports shareholder proposals to reduce a super-majority vote requirement, and opposes management proposals to add a super-majority vote requirement.

•	The Fund generally supports proposals to allow shareholders the ability to call special meetings.

•	The Fund generally supports proposals to allow or make easier shareholder action by written consent.

•	The Fund generally votes against proposals to create a new class of stock with superior voting rights.

•	The Fund generally votes against proposals to classify a board.

•	The Fund generally supports proposals to eliminate cumulative voting.

•	The Fund generally opposes re-pricing of stock options without shareholder approval.

•	The Fund generally supports proposals to require majority voting for the election of directors.

•	The Fund generally supports proposals seeking additional disclosure of executive and director pay information.

•	The Fund generally supports proposals seeking disclosure regarding the company's, board's or committee's use of compensation consultants.

•	The Fund generally supports "pay-for-performance" proposals that align a significant portion of total compensation of senior executives to company performance.

•	The Fund generally supports having shareholder votes on poison pills.

•	The Fund generally supports proposals calling for companies to adopt a policy of not providing tax gross-up payments.

•

In the case of social, political and environmental responsibility issues, the Fund will generally abstain where there could be a detrimental impact on share value or where the perceived value if the proposal was adopted is unclear or unsubstantiated.  The Fund generally supports proposals that would clearly have a discernible positive impact on short- or long-term share value, or that would have a presently indiscernible impact on short- or long-term share value but promotes general long-term interests of the company and its shareholders.

     The Fund is required to file Form N-PX, with its complete proxy voting record for the 12 months ended June 30th, no later than August 31st of each year. The Fund's Form N-PX filing is available (i) without charge, upon request, by calling the Fund toll-free at 1.800.525.7048 and (ii) on the SEC's website at www.sec.gov.

Item 13. Control Persons and Principal Holders of Securities.

(a)	Control persons.

As of January 9, 2009 Oppenheimer Strategic Income Fund, a Massachusetts business trust, owned 70.96% of the outstanding Shares; and Oppenheimer Strategic Bond Fund/VA, a Massachusetts business trust, owned 28.84% of the outstanding Shares.

(b)	Principal Holders.

As of January 9, 2009, the only persons or entities who owned of record or were known by the Fund to own beneficially 5% or more of the Fund’s outstanding shares were:

Oppenheimer Strategic Income Fund, 6803 S TUSCON WAY, Englewood, CO 80112, which owned 3,456,837.143 shares (70.96% of the shares then outstanding).

Oppenheimer Strategic Bond Fund/VA, 6803 S TUSCON WAY, Englewood, CO 80112, which owned 1,404,748.559 shares (28.84% of the shares then outstanding).

(c) Management Ownership.

As of January 9, 2009, the Directors and officers of the Fund, as a group, owned of record or beneficially less than 1% of the shares of the Fund. In addition, none of the Independent Directors (nor any of their immediate family members) owns securities of either the Manager or the Placement Agent or of any entity directly or indirectly controlling, controlled by or under common control with the Manager or the Placement Agent of the Board II Funds.

Item 14. Investment Advisory and Other Services.

The following information supplements and should be read in conjunction with Item 5 in the Fund’s Part A and Item 12 in this Part B.

(a) Investment Advisers.

The Manager is wholly-owned by Oppenheimer Acquisition Corp., a holding company controlled by Massachusetts Mutual Life Insurance Company, a global, diversified insurance and financial services organization.

The Manager provides investment advisory and management services to the Fund under an investment advisory agreement between the Manager and the Fund. The Manager selects investments for the Fund’s portfolio and handles its day-to-day business. The portfolio managers of the Fund are employed by the Manager and are the persons who are principally responsible for the day-to-day management of the Fund’s portfolio.

The agreement requires the Manager, at its expense, to provide the Fund with adequate office space, facilities and equipment. It also requires the Manager to provide and supervise the activities of all administrative and clerical personnel required to provide effective administration for the Fund. Those responsibilities include the compilation and maintenance of records with respect to its operations, the preparation and filing of specified reports, and composition of proxy materials and registration statements for continuous public sale of shares of the Fund.

The Fund pays expenses not expressly assumed by the Manager under the advisory agreement. The advisory agreement lists examples of expenses paid by the Fund. The major categories relate to interest, taxes, brokerage commissions, fees to certain Directors, legal and audit expenses, custodian and transfer agent expenses, share issuance costs, certain printing and registration costs and non-recurring expenses, including litigation costs. The management fees paid by the Fund to the Manager are calculated at the rates described in the Prospectus, which are applied to the assets of the Fund as a whole.

The management fees paid by the Fund to the Manager were:

Fiscal Year ended 9/30:	Management Fees Paid to OppenheimerFunds, Inc.
2008	$23,453

The investment advisory agreement states that in the absence of willful misfeasance, bad faith, gross negligence in the performance of its duties or reckless disregard of its obligations and duties under the investment advisory agreement, the Manager is not liable for any loss sustained by the Fund by reason of good faith errors or omissions in connection with matters to which the agreement relates.

The agreement permits the Manager to act as investment adviser for any other person, firm or corporation and to use the name “Oppenheimer” in connection with other investment companies for which it may act as investment adviser or general distributor. If the Manager shall no longer act as investment adviser to the Fund, the Manager may withdraw the right of the Fund to use the name “Oppenheimer” as part of its name.

Pending Litigation. During 2009, a number of complaints have been filed in federal courts against the Manager, the Distributor, and certain other mutual funds ("Defendant Funds") advised by the Manager and distributed by the Distributor. The complaints naming the Defendant Funds also name certain officers and trustees and former trustees of the respective Defendant Fund. The plaintiffs are seeking class action status on behalf of those who purchased shares of the respective Defendant Fund during a particular time period. The complaints against the Defendant Funds raise claims under federal securities laws to the effect that, among other things, the disclosure documents of the respective Defendant Fund contained misrepresentations and omissions, that such Defendant Fund's investment policies were not followed, and that such Defendant Fund and the other defendants violated federal securities laws and regulations. The plaintiffs seek unspecified damages, equitable relief and an award of attorneys' fees and litigation expenses.

     A complaint brought in state court against the Manager, the Distributor and another subsidiary of the Manager (but not against the Fund), on behalf of the Oregon College Savings Plan Trust alleges a variety of claims, including breach of contract, breach of fiduciary duty, negligence and violation of state securities laws. Plaintiffs seek compensatory damages, equitable relief and an award of attorneys' fees and litigation expenses.

Other complaints have been filed in state and federal courts, by investors who made investments through an affiliate of the Manager, against the Manager and certain of its affiliates, regarding the alleged investment fraud perpetrated by Bernard Madoff and his firm ("Madoff"). Those lawsuits, in 2008 and 2009, allege a variety of claims, including breach of fiduciary duty, fraud, negligent misrepresentation, unjust enrichment, and violation of federal and state securities laws and regulations, among others. They seek unspecified damages, equitable relief and an award of attorneys' fees and litigation expenses. None of the suits have named the Distributor, any of the Oppenheimer mutual funds or any of their independent Trustees or Directors. None of the Oppenheimer funds invested in any funds or accounts managed by Madoff.

The Manager believes that the lawsuits described above are without legal merit and intends to defend them vigorously. The Defendant Funds' Boards of Trustees have also engaged counsel to defend the suits vigorously on behalf of those Funds, their boards and the individual independent Trustees named in those suits. While it is premature to render any opinion as to the likelihood of an outcome in these lawsuits, or whether any costs that the Defendant Funds may bear in defending the suits might not be reimbursed by insurance, the Manager believes that these suits should not impair the ability of the Manager or the Distributor to perform their respective duties to the Fund, and that the outcome of all of the suits together should not have any material effect on the operations of any of the Oppenheimer Funds.

(b) Principal Underwriter.

Under its Placement Agent’s Agreement with the Fund, OppenheimerFunds Distributor, Inc., a subsidiary of the Manager, acts as the Fund’s principal underwriter in the continuous offering of the Fund’s shares. The Placement Agent bears the expenses normally attributable to sales, including advertising and the cost of printing and mailing prospectuses, other than those furnished to existing shareholders. The Placement Agent is not obligated to sell a specific number of shares. The Placement Agent also distributes shares of the other Oppenheimer funds and is sub-distributor for funds managed by a subsidiary of the Manager.

(c) Services Provided by Each Investment Adviser and Fund Expenses Paid by Third Parties.

See Parts (a) and (b) of this Item 14.

(d) Service Agreements. Not applicable.

(e) Other Investment Advice. Not applicable.

(f) Dealer Reallowances. Not applicable.

(g) Rule 12b-1 Plans. Not applicable.

(h) Other Services Providers.

The Transfer Agent. OppenheimerFunds Services, the Fund’s Transfer Agent, is a division of the Manager. The Transfer Agent’s mailing address is P.O. Box 5270, Denver, CO 80217. It is responsible for maintaining the Fund’s shareholder registry and shareholder accounting records, and for paying dividends and distributions to shareholders. It also handles shareholder servicing and administrative functions. It serves as the Transfer Agent for an annual per account fee. It also acts as shareholder servicing agent for the other Oppenheimer funds. Shareholders should direct inquiries about their accounts to the Transfer Agent at the address and toll-free numbers listed above.

The Custodian. JPMorgan Chase Bank, N.A. is the custodian of the Fund’s assets. The custodian’s responsibilities include safeguarding and controlling the Fund’s portfolio securities and handling the delivery of such securities to and from the Fund. It is the practice of the Fund to deal with the custodian in a manner uninfluenced by any banking relationship the custodian may have with the Manager and its affiliates. The Fund’s cash balances with the custodian in excess of $100,000 are not protected by federal deposit insurance. Those uninsured balances at times may be substantial.

Independent Registered Public Accounting Firm. The Board of Directors of the Fund appointed KPMG LLP as the independent registered public accounting firm to the Fund, replacing the firm of Deloitte & Touche LLP. During its service to the Fund, the audit reports of Deloitte & Touche LLP contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Further, there were no disagreements between the Fund and Deloitte & Touche LLP on accounting principles, financial statement disclosure or audit scope, which if not resolved to the satisfaction of Deloitte & Touche LLP would have caused it to make reference to the disagreements in connection with its reports.

KPMG LLP serves as the independent registered public accounting firm for the Fund. KPMG LLP audits the Fund's financial statements and performs other related audit and tax services. KPMG LLP also acts as the independent registered public accounting firm for the Manager and certain other funds advised by the Manager and its affiliates. Audit and non-audit services provided by KPMG LLP to the Fund must be pre-approved by the Audit Committee.

Item 15. Portfolio Managers.

(a) Other Accounts Managed.

In addition to managing the Fund’s investment portfolio, the Portfolio Manager also manages other investment portfolios and other accounts on behalf of the Manager or its affiliates. The following table provides information regarding the other portfolios and accounts managed by the Portfolio Manager as of September 30, 2008. No account has a performance-based advisory fee:

Portfolio Manager	Registered Investment Companies Managed	Total Assets in Registered Investment Companies Managed[1]	Other Pooled Investment Vehicles Managed	Total Assets in Other Pooled Investment Vehicles Managed*	Other Accounts Managed	Total Assets in Other Accounts Managed[2]
Caleb Wong	2	$2,416	1	$90	None	None

1. In millions.
2. Does not include personal accounts of portfolio managers and their families, which are subject to the Code of Ethics.

As indicated above, the Portfolio Manager also manages other funds. Potentially, at times, those responsibilities could conflict with the interests of the Fund. That may occur whether the investment strategies of the other fund are the same as, or different from, the Fund’s investment objectives and strategies. For example, the Portfolio Manager may need to allocate investment opportunities between the Fund and another fund having similar objectives or strategies, or he may need to execute transactions for another fund that could have a negative impact on the value of securities held by the Fund. Not all funds and accounts advised by the Manager have the same management fee. If the management fee structure of another fund is more advantageous to the Manager than the fee structure of the Fund, the Manager could have an incentive to favor the other fund. However, the Manager's compliance procedures and Code of Ethics recognize the Manager’s fiduciary obligations to treat all of its clients, including the Fund, fairly and equitably, and are designed to preclude the Portfolio Manager from favoring one client over another. It is possible, of course, that those compliance procedures and the Code of Ethics may not always be adequate to do so. At different times, the Fund’s Portfolio Manager may manage other funds or accounts with investment objectives and strategies that are similar to those of the Fund, or may manage funds or accounts with investment objectives and strategies that are different from those of the Fund.

(b) Compensation.

The Fund’s Portfolio Manager is employed and compensated by the Manager, not the Fund. Under the Manager’s compensation program for its portfolio managers and portfolio analysts, Fund performance is the most important element of compensation with half of annual cash compensation based on relative investment performance results of the funds or accounts they manage, rather than on the financial success of the Manager. This is intended to align the portfolio managers and analysts interests with the success of the funds and accounts and their shareholders. The Manager’s compensation structure is designed to attract and retain highly qualified investment management professionals and to reward individual and team contributions toward creating shareholder value. As of September 30, 2008 the Portfolio Manager’s compensation consisted of three elements: a base salary, an annual discretionary bonus and eligibility to participate in long-term awards of options and stock appreciation rights in regard to the common stock of the Manager’s holding company parent as well as restricted shares of such common stock. Senior portfolio managers may also be eligible to participate in the Manager’s deferred compensation plan.

The base pay component of each portfolio manager is reviewed regularly to ensure that it reflects the performance of the individual, is commensurate with the requirements of the particular portfolio, reflects any specific competence or specialty of the individual manager, and is competitive with other comparable positions. The annual discretionary bonus is determined by senior management of the Manager and is based on a number of factors, including, a fund’s pre-tax performance for periods of up to five years, measured against an appropriate benchmark selected by management. The majority (80%) is based on three and five year data, with longer periods weighted more heavily. Below median performance in all three periods results in an extremely low, and in some cases no, performance based bonus. Other factors considered include management quality (such as style consistency, risk management, sector coverage, team leadership and coaching) and organizational development. The Portfolio Manager’s compensation is not based on the total value of the Fund’s portfolio assets, although the Fund’s investment performance may increase those assets. The compensation structure is also intended to be internally equitable and serve to reduce potential conflicts of interest between the Fund and other funds managed by the Portfolio Manager. The compensation structure of the other funds currently managed by the Portfolio Manager is the same as the compensation structure of the Fund, described above.

(c) Ownership of Securities.

As of September 30, 2008, the Portfolio Managers did not beneficially own any shares of the Fund.

Item 16. Brokerage Allocations and Other Practices.

(a) Brokerage Transactions.

Brokerage Provisions of the Investment Advisory Agreement. One of the duties of the Manager under the investment advisory agreement is to arrange the portfolio transactions for the Fund. The advisory agreement contains provisions relating to the employment of broker-dealers to effect the Fund's portfolio transactions. The Manager is authorized by the advisory agreement to employ broker-dealers, including "affiliated brokers," as that term is defined in the Investment Company Act, that the Manager thinks, in its best judgment based on all relevant factors, will implement the policy of the Fund to obtain, at reasonable expense, the "best execution" of the Fund's portfolio transactions. "Best execution" means prompt and reliable execution at the most favorable price obtainable for the services provided. The Manager need not seek competitive commission bidding. However, it is expected to be aware of the current rates of eligible brokers and to minimize the commissions paid to the extent consistent with the interests and policies of the Fund as established by its Board of Directors.

Under the investment advisory agreement, in choosing brokers to execute portfolio transactions for the Fund, the Manager may select brokers (other than affiliates) that provide both brokerage and research services to the Fund. The commissions paid to those brokers may be higher than another qualified broker would charge, if the Manager makes a good faith determination that the commission is fair and reasonable in relation to the services provided.

Brokerage Practices Followed by the Manager.

The Manager allocates brokerage for the Fund subject to the provisions of the investment advisory agreement and other applicable rules and procedures described below.

The Manager's portfolio traders allocate brokerage based upon recommendations from the Manager's portfolio managers, together with the portfolio traders' judgment as to the execution capability of the broker or dealer. In certain instances, portfolio managers may directly place trades and allocate brokerage. In either case, the Manager's executive officers supervise the allocation of brokerage.

Most securities purchases made by the Fund are in principal transactions at net prices. The Fund usually deals directly with the selling or purchasing principal or market maker without incurring charges for the services of a broker on its behalf unless the Manager determines that a better price or execution may be obtained by using the services of a broker. Therefore, the Fund does not incur substantial brokerage costs. Portfolio securities purchased from underwriters include a commission or concession paid by the issuer to the underwriter in the price of the security. Portfolio securities purchased from dealers include a spread between the bid and asked price. In an option transaction, the Fund ordinarily uses the same broker for the purchase or sale of the option and any transaction in the investment to which the option relates.

Other accounts advised by the Manager have investment policies similar to those of the Fund. Those other accounts may purchase or sell the same securities as the Fund at the same time as the Fund, which could affect the supply and price of the securities. If two or more accounts advised by the Manager purchase the same security on the same day from the same dealer, the transactions under those combined orders are averaged as to price and allocated in accordance with the purchase or sale orders actually placed for each account. When possible, the Manager tries to combine concurrent orders to purchase or sell the same security by more than one of the accounts managed by the Manager or its affiliates. The transactions under those combined orders are averaged as to price and allocated in accordance with the purchase or sale orders actually placed for each account.

Rule 12b-1 under the Investment Company Act prohibits any fund from compensating a broker or dealer for promoting or selling the fund's shares by (1) directing to that broker or dealer any of the fund's portfolio transactions, or (2) directing any other remuneration to that broker or dealer, such as commissions, mark-ups, mark downs or other fees from the fund's portfolio transactions, that were effected by another broker or dealer (these latter arrangements are considered to be a type of "step-out" transaction). In other words, a fund and its investment adviser cannot use the fund's brokerage for the purpose of rewarding broker-dealers for selling the fund's shares.

However, the Rule permits funds to effect brokerage transactions through firms that also sell fund shares, provided that certain procedures are adopted to prevent a quid pro quo with respect to portfolio brokerage allocations. As permitted by the Rule, the Manager has adopted procedures (and the Fund's Board of Directors has approved those procedures) that permit the Fund to direct portfolio securities transactions to brokers or dealers that also promote or sell shares of the Fund, subject to the "best execution" considerations discussed above. Those procedures are designed to prevent: (1) the Manager's personnel who effect the Fund's portfolio transactions from taking into account a broker's or dealer's promotion or sales of the Fund shares when allocating the Fund's portfolio transactions, and (2) the Fund, the Manager and the Distributor from entering into agreements or understandings under which the Manager directs or is expected to direct the Fund's brokerage directly, or through a "step-out" arrangement, to any broker or dealer in consideration of that broker's or dealer's promotion or sale of the Fund's shares or the shares of any of the other Oppenheimer funds.

The investment advisory agreement permits the Manager to allocate brokerage for research services. The research services provided by a particular broker may be useful both to the Fund and to one or more of the other accounts advised by the Manager or its affiliates. Investment research may be supplied to the Manager by the broker or by a third party at the instance of a broker through which trades are placed.

Investment research services include information and analysis on particular companies and industries as well as market or economic trends and portfolio strategy, market quotations for portfolio evaluations, analytical software and similar products and services. If a research service also assists the Manager in a non-research capacity (such as bookkeeping or other administrative functions), then only the percentage or component that provides assistance to the Manager in the investment decision-making process may be paid in commission dollars.

Although the Manager currently does not do so, the Board of Directors may permit the Manager to use stated commissions on secondary fixed-income agency trades to obtain research if the broker represents to the Manager that: (i) the trade is not from or for the broker's own inventory, (ii) the trade was executed by the broker on an agency basis at the stated commission, and (iii) the trade is not a riskless principal transaction. The Board of Directors may also permit the Manager to use commissions on fixed-price offerings to obtain research, in the same manner as is permitted for agency transactions.

The research services provided by brokers broaden the scope and supplement the research activities of the Manager. That research provides additional views and comparisons for consideration, and helps the Manager to obtain market information for the valuation of securities that are either held in the Fund's portfolio or are being considered for purchase. The Manager provides information to the Board about the commissions paid to brokers furnishing such services, together with the Manager's representation that the amount of such commissions was reasonably related to the value or benefit of such services.

During the fiscal year ended September 30, 2008, the Fund paid the total brokerage commissions indicated in the chart below. During the fiscal year ended September 30, 2008, the Fund did not execute any transactions through or pay any commissions to firms that provide research services.

Fiscal Year Ended September 30,	Total Brokerage Commissions Paid by the Fund*
2008	$0

*Amounts do not include spreads or commissions on principal transactions on a trade net basis.

(b) Commissions. Not applicable.

(c) Brokerage Selection.

See Part (a) of this Item 16 above.

(d) Directed Brokerage.

See Part (a) of Item 16 above.

(e) Regular Broker-Dealer. Not applicable.

Item 17. Capital Stock and Other Securities.

(a) Capital Stock.

The following information supplements and should be read in conjunction with Item 5(b) and Item 6 in the Fund’s Part A. Under the Fund’s Limited Liability Company Agreement, the Directors are authorized to issue shares. Investors are entitled to participate equally in accordance with their pro rata interest in the assets of the Fund. Upon liquidation or dissolution, investors are entitled to share in proportion to their investment in the Fund’s net assets available for distribution to investors. Interests in the Fund have no preference, preemptive, conversion or similar rights and when issued will be fully paid and nonassessable. Investments in the Fund generally may not be transferred.

Each investor is entitled to vote in proportion to the amount of its interest in the Fund. Investors in the Fund do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interests in the Fund may elect all of the Directors if they choose to do so and in such event the other investors in the Fund would not be able to elect any Director. The Fund is not required and has no current intention to hold annual meetings of investors but the Fund will hold special meetings of investors when in the judgment of the Directors it is necessary or desirable to submit matters for an investor vote or when required by the Investment Company Act.

Shareholders have the right, upon a vote or declaration in writing of two-thirds of the outstanding shares of the Fund, to remove a Director or, upon subject to the applicable vote, to take other action described in the Fund’s Limited Liability Company Agreement. The Directors will call a meeting of shareholders to vote on the removal of a Director upon the written request of the record holders of 10% of its outstanding shares. If the Directors receive a request from at least 10 shareholders stating that they wish to communicate with other shareholders regarding a proposal to remove a Director, the Directors will then either make the Fund’s shareholder list available to the applicants or mail their communication to all other shareholders at the applicants’ expense. The shareholders making the request must have been shareholders for at least six months and must hold shares of the Fund valued at $25,000 or more or constituting at least 1% of the Fund’s outstanding shares. The Directors may also take other action as permitted by the Investment Company Act.

The Fund’s Limited Liability Company Agreement contains an express disclaimer of shareholder or Director liability for the Fund’s obligations. The Fund’s contractual arrangements state that any person doing business with the Fund (and each shareholder of the Fund) agrees under its Limited Liability Company Agreement to look solely to the assets of the Fund for satisfaction of any claim or demand that may arise out of any dealings with the Fund. It also provides for indemnification and reimbursement of expenses out of the Fund’s property for any shareholder held personally liable for its obligations. The Limited Liability Company Agreement also states that upon request, the Fund shall assume the defense of any claim made against a shareholder for any act or obligation of the Fund and shall satisfy any judgment on that claim.

(b) Other Securities. Not applicable.

Item 18. Purchase, Redemption, and Pricing of Shares.

The following information supplements and should be read in conjunction with Item 6 and Item 7 in the Trust’s Part A.

(a) Purchase of Shares.

Shares of the Fund are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the Securities Act. Investments in the Fund may only be made by certain “accredited investors” within the meaning of Regulation D under the Securities Act, including other investment companies. This SAI does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the Securities Act.

There is no minimum initial or subsequent investment in the Fund. The Fund reserves the right to stop accepting investments from any investor or to reject any investment order.

(b) Fund Reorganizations. Not applicable.

(c) Offering Price.

Determination of Net Asset Value Per Share. The net asset value per share of shares of the Fund are determined as of the close of business of the NYSE on each day that the NYSE is open. The calculation is done by dividing the value of the Fund's net assets by the number of shares that are outstanding. The NYSE normally closes at 4:00 p.m., Eastern time, but may close earlier on some other days (for example, in case of weather emergencies or on days falling before a U.S. holiday). All references to time in this SAI mean "Eastern time." The NYSE's most recent annual announcement (which is subject to change) states that it will close on New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. It may also close on other days.

Dealers other than NYSE members may conduct trading in certain securities on days on which the NYSE is closed (including weekends and holidays) or after 4:00 p.m. on a regular business day. Because the Fund's net asset value will not be calculated on those days, the Fund's net asset value per share may be significantly affected on such days when shareholders may not purchase or redeem shares. Additionally, trading on many foreign stock exchanges and over-the-counter markets normally is completed before the close of the NYSE.

Changes in the values of securities traded on foreign exchanges or markets as a result of events that occur after the prices of those securities are determined, but before the close of the NYSE, will not be reflected in the Fund's calculation of its net asset value that day unless the Manager determines that the event is likely to effect a material change in the value of the security. The Manager, or an internal valuation committee established by the Manager, as applicable, may establish a valuation, under procedures established by the Board and subject to the approval, ratification and confirmation by the Board at its next ensuing meeting.

Securities Valuation. The Fund's Board of Directors has established procedures for the valuation of the Fund's securities. In general those procedures are as follows:

•	Equity securities traded on a U.S. securities exchange are valued as follows:

(1)	if last sale information is regularly reported, they are valued at the last reported sale price on the principal exchange on which they are traded, on that day, or

(2)

if last sale information is not available on a valuation date, they are valued at the last reported sale price preceding the valuation date if it is within the spread of the closing "bid" and "asked" prices on the valuation date or, if not, at the closing "bid" price on the valuation date.

•	Equity securities traded on a foreign securities exchange generally are valued in one of the following ways:

(1)	at the last sale price available to the pricing service approved by the Board of Directors, or

(2)	at the last sale price obtained by the Manager from the report of the principal exchange on which the security is traded at its last trading session on or immediately before the valuation date, or

(3)	at the mean between the "bid" and "asked" prices obtained from the principal exchange on which the security is traded or, on the basis of reasonable inquiry, from two market makers in the security.

•

Long-term debt securities having a remaining maturity in excess of 60 days are valued based on the mean between the "bid" and "asked" prices determined by a portfolio pricing service approved by the Fund's Board of Directors or obtained by the Manager from two active market makers in the security on the basis of reasonable inquiry.

•

The following securities are valued at the mean between the "bid" and "asked" prices determined by a pricing service approved by the Fund's Board of Directors or obtained by the Manager from two active market makers in the security on the basis of reasonable inquiry:

(1)	debt instruments that have a maturity of more than 397 days when issued,

(2)	debt instruments that had a maturity of 397 days or less when issued and have a remaining maturity of more than 60 days, and

(3)	non-money market debt instruments that had a maturity of 397 days or less when issued and which have a remaining maturity of 60 days or less.

•	The following securities are valued at cost, adjusted for amortization of premiums and accretion of discounts:

(1)	money market debt securities held by a non-money market fund that had a maturity of less than 397 days when issued that have a remaining maturity of 60 days or less, and

(2)	debt instruments held by a money market fund that have a remaining maturity of 397 days or less.

•

Securities (including restricted securities) not having readily-available market quotations are valued at fair value determined under the Board's procedures. If the Manager is unable to locate two market makers willing to give quotes, a security may be priced at the mean between the "bid" and "asked" prices provided by a single active market maker (which in certain cases may be the "bid" price if no "asked" price is available).

In the case of U.S. Government securities, mortgage-backed securities, corporate bonds and foreign government securities, when last sale information is not generally available, the Manager may use pricing services approved by the Board of Directors. The pricing service may use "matrix" comparisons to the prices for comparable instruments on the basis of quality, yield and maturity. Other special factors may be involved (such as the tax-exempt status of the interest paid by municipal securities). The Manager will monitor the accuracy of the pricing services. That monitoring may include comparing prices used for portfolio valuation to actual sales prices of selected securities.

The closing prices in the New York foreign exchange market on a particular business day that are provided to the Manager by a bank, dealer or pricing service that the Manager has determined to be reliable are used to value foreign currency, including forward contracts, and to convert to U.S. dollars securities that are denominated in foreign currency.

Puts, calls, and futures are valued at the last sale price on the principal exchange on which they are traded, as determined by a pricing service approved by the Board of Directors or by the Manager. If there were no sales that day, they shall be valued at the last sale price on the preceding trading day if it is within the spread of the closing "bid" and "asked" prices on the principal exchange on the valuation date. If not, the value shall be the closing bid price on the principal exchange on the valuation date. If the put, call or future is not traded on an exchange, it shall be valued by the mean between "bid" and "asked" prices obtained by the Manager from two active market makers. In certain cases that may be at the "bid" price if no "asked" price is available.

When the Fund writes an option, an amount equal to the premium received is included in the Fund's Statement of Assets and Liabilities as an asset. An equivalent credit is included in the liability section. The credit is adjusted ("marked-to-market") to reflect the current market value of the option. In determining the Fund's gain on investments, if a call or put written by the Fund is exercised, the proceeds are increased by the premium received. If a call or put written by the Fund expires, the Fund has a gain in the amount of the premium. If the Fund enters into a closing purchase transaction, it will have a gain or loss, depending on whether the premium received was more or less than the cost of the closing transaction. If the Fund exercises a put it holds, the amount the Fund receives on its sale of the underlying investment is reduced by the amount of premium paid by the Fund.

(d) Redemption in Kind. Not applicable.

(e) Arrangements Permitting Frequent Purchases and Redemptions of Fund Shares. Not applicable.

Item 19. Taxation of the Fund.

The Fund is treated as a partnership under the Internal Revenue Code of 1986, as amended (the “Code”), and, thus, is not subject to income tax. Based upon the status of the Fund as a partnership, each investor in the Fund takes into account its share of the Fund’s ordinary income, capital gain, losses, deductions and credits in determining its income tax liability. The determination of such share is made in accordance with the Code and Treasury regulations promulgated thereunder.

The Trust’s fiscal year end is September 30. Although the Fund will not be subject to Federal income tax, it will file appropriate Federal income tax returns. The Fund’s fiscal year end is based on the fiscal year end of the majority of investors.
Certain transactions of the Fund are subject to special tax rules of the Code that may, among other things (a) affect the character of gains and losses realized, (b) disallow, suspend or otherwise limit the allowance of certain losses or deductions, and (c) accelerate the recognition of income without a corresponding receipt of cash (with which to make the necessary distributions to satisfy distribution requirements applicable to RICs). Operation of these rules could, therefore, affect the character, amount and timing of distributions to investors. Special tax rules also will require the Fund to mark-to-market certain types of positions held (i.e. treat them as sold on the last day of the taxable year), and may result in the recognition of income without a corresponding receipt of cash. The Fund intends to monitor transactions, make appropriate tax elections and make appropriate entries in its books and records to lessen the effect of these tax rules and avoid any possible disqualification of the investors for the special treatment afforded RICs under the Code.
If the Fund purchases shares of an investment company (or similar investment entity) organized under foreign law, an investor, by virtue of its ownership of the Fund’s beneficial interests, will generally be treated as owning shares in a passive foreign investment company (“PFIC”) for U.S. Federal income tax purposes. The investors in the Fund may be subject to U.S. Federal income tax, and an interest charge (at the rate applicable to tax underpayments) on tax liability treated as having been deferred with respect to certain distributions from such a company and on gain from the disposition of the shares of such a company (collectively referred to as “excess distributions”), even if such excess distributions are paid by such investor as a dividend to its shareholders. However, an election can be made to “mark to market” at the end of each taxable year all the shares treated as held in a PFIC. If this election were made, an investor would recognize as ordinary income its share of any increase in the value of such shares held by the Fund as of the close of the taxable year over their adjusted tax basis and as ordinary loss any decrease in such value but only to the extent of previously recognized “mark-to-market” gains. With the mark-to-market election, an investor could avoid imposition of the interest charge with respect to excess distributions from PFICs, but in any particular year might be required to recognize income in excess of the distributions received from PFICs.

The event-linked bonds in which the Fund will invest are generally treated as passive foreign investment companies (“PFIC”) for U.S. income tax purposes. To avoid being subject to the PFIC interest tax on excess distributions (as discussed in the preceding paragraph), the Fund intends to make a qualifying electing fund (QEF) election recognizing the earnings from these PFICs each reporting period. The QEF Annual Statement will provide the amount of ordinary income and long-term capital gain that the Fund must recognize currently in gross income. To satisfy the QEF requirements, the Fund must receive a QEF Annual Information Statement from these PFICs. Although a PFIC’s offering documents generally represent to the investor that the PFIC will provide the QEF Annual Information Statements, a PFIC may fail to do so. If the Fund cannot obtain the QEF Annual Information Statement from a PFIC and is deemed to have received an excess distribution from the PFIC, the Fund will be subject to the PFIC interest tax.
The Fund may be subject to taxes imposed by foreign countries on dividend or interest income received from securities of foreign issuers. The United States has entered into tax treaties with many foreign countries which may entitle the Fund to a reduced rate of tax or exemption from tax on such income. It is impossible to determine the effective rate of foreign tax in advance since the amount of the Fund’s assets to be invested within various countries is not known.
Investors are advised to consult their own tax advisers as to the tax consequences of an investment in the Fund.

Item 20. Underwriters.

(a) Distribution of Securities.

Under its Placement Agent’s Agreement with the Fund, OppenheimerFunds Distributor, Inc., a subsidiary of the Manager, acts as the Fund’s principal underwriter in the continuous offering of the Fund’s shares. The Placement Agent bears the expenses normally attributable to sales, including advertising and the cost of printing and mailing prospectuses, other than those furnished to existing shareholders. The Placement Agent is not obligated to sell a specific number of shares. The Placement Agent also distributes shares of the other Oppenheimer funds and is sub-distributor for funds managed by a subsidiary of the Manager. Because the Fund’s shares are sold without an initial sales charge or redemption charge, the Placement Agent will receive no sales charges or concessions from the sale of shares or any other charges from the redemption of shares.

(b) Compensation. Not applicable.

(c) Other Payments. Not applicable.

Item 21. Calculation of Performance Data.

Not applicable.

Item 22. Financial Statements.

The audited financial statements of the Fund, including the report of the independent registered public accounting firm, are set forth below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders of Oppenheimer Master Event-Linked Bond Fund, LLC:
We have audited the accompanying statement of assets and liabilities of Oppenheimer Master Event-Linked Bond Fund, LLC, including the statement of investments, as of September 30, 2008 and the related statement of operations, the statement of changes in net assets, and the financial highlights for the period from June 13, 2008 (commencement of operations) to September 30, 2008. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of September 30, 2008, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Oppenheimer Master Event-Linked Bond Fund, LLC as of September 30, 2008, the results of its operations, the changes in its net assets and the financial highlights for the period from June 13, 2008 (commencement of operations) to September 30, 2008, in conformity with U.S. generally accepted accounting principles.
KPMG LLP
Denver, Colorado
November 13, 2008
OPPENHEIMER MASTER EVENT-LINKED BOND FUND, LLC

STATEMENT OF INVESTMENTS September 30, 2008

	Principal
	Amount		Value

Event-Linked Bonds—98.0%
Earthquake—29.1%
Cat-Mex Ltd. Catastrophe Linked Nts., Cl. A, 5.153%, 5/19/09[1,2]	$2,000,000		$1,975,800
Lakeside Re Ltd. Catastrophe Linked Nts., 10.262%, 12/31/09[1,2]	2,000,000		2,059,600
Midori Ltd. Catastrophe Linked Nts., 5.541%, 10/24/12[1,2]	2,000,000		2,013,800
Muteki Ltd. Catastrophe Linked Nts., 7.204%, 5/24/11[1,2]	2,000,000		1,991,000
Newton Re Ltd. Catastrophe Linked Nts., Series 2007-1, Cl. A, 7.848%, 12/24/10[1,2]	1,000,000		1,002,600
Redwood Capital X Ltd. Catastrophe Linked Nts.:
Series 2, Cl. D, 7.411%, 1/9/09[1,2]	2,000,000		2,000,400
Series 2, Cl. E, 12.041%, 1/9/09[2]	1,500,000		1,500,225

			12,543,425

Longevity—4.7%
Osiris Capital plc Catastrophe Linked Combined Mortality Index Nts., Series D, 7.791%, 1/15/10[1,2]	2,000,000		2,010,600
Multiple Event—24.0%
Atlas Reinsurance plc Catastrophe Linked Nts., 15.197%, 1/10/11[1,2]	1,500,000	EUR	2,111,695
Nelson Re Ltd. Catastrophe Linked Nts.:
Series 2007-I, Cl. A, 14.704%, 6/21/10[1,2]	2,000,000		2,012,600
Series 2008-1, Cl. H, 14.804%, 6/6/11[2]	2,250,000		2,183,850
Residential Reinsurance 2007 Ltd. Catastrophe Linked Nts., Series CL1, 10.061%, 6/7/10[1,2]	2,000,000		2,055,400
Successor II Ltd. Catastrophe Linked Nts., Series CIII, 19.565%, 4/6/10[1,2]	2,000,000		1,996,200

			10,359,745

Windstorm—40.2%
Akibare Ltd. Catastrophe Linked Nts.:
Cl. A, 5.762%, 5/22/12[1,2]	2,000,000		2,019,400
Cl. B, 5.962%, 5/22/12[1,2]	500,000		504,550
Blue Coast Ltd. Catastrophe Linked Nts., Series B, 17.569%, 12/8/10[2]	1,500,000		1,474,050
Blue Fin Ltd. Catastrophe Linked Nts., Series 1, Cl. A, 9.507%, 6/17/11[1,2,3]	1,250,000	EUR	1,719,095
Eurus Ltd. Catastrophe Linked Nts., 9.043%, 4/8/09[1,2]	2,000,000		1,982,800
Fhu-Jin Ltd. Catastrophe Linked Nts., Cl. B, 6.691%, 8/10/11[1,2]	2,000,000		2,035,400
Green Valley Ltd. Catastrophe Linked Nts., 8.562%, 1/10/11[1,2]	1,400,000	EUR	1,951,107
VASCO Re 2006 Ltd. Catastrophe Linked Nts., 11.314%, 6/5/09[1,2]	2,000,000		2,047,600
Willow Re Ltd. Catastrophe Linked Nts.:
7.924%, 6/16/10[1,2]	2,000,000		1,580,000
6.379%, 6/17/11[1,2]	2,000,000		1,986,200

			17,300,202

Total Event-Linked Bonds (Cost $43,066,603)			42,213,972
OPPENHEIMER MASTER EVENT-LINKED BOND FUND, LLC

STATEMENT OF INVESTMENTS Continued

	Shares	Value

Investment Company—0.2%
Oppenheimer Institutional Money Market Fund, Cl. E, 3.15%[4,5] (Cost $89,497)	89,497	$89,497

Total Investments, at Value (Cost $43,156,100)	98.2%	42,303,469
Other Assets Net of Liabilities	1.8	774,778

Net Assets	100.0%	$43,078,247

Industry classifications are unaudited.
Footnotes to Statement of Investments
Principal amount is reported in U.S. Dollars, except for those denoted in the following currency:
EUR      Euro

1.	Represents securities sold under Rule 144A, which are exempt from registration under the Securities Act of 1933, as amended. These securities have been determined to be liquid under guidelines established by the Board of Directors. These securities amount to $37,055,847 or 86.02% of the Fund’s net assets as of September 30, 2008.

These securities amount to $37,055,847 or 86.02% of the Fund’s net assets as of September 30, 2008.

2.	Represents the current interest rate for a variable or increasing rate security.

3.	A sufficient amount of securities has been designated to cover outstanding foreign currency exchange contracts.

See Note 5 of accompanying Notes.

4.	Is or was an affiliate, as defined in the Investment Company Act of 1940, at or during the period ended September 30, 2008, by virtue of the Fund owning at least 5% of the voting securities of the issuer or as a result of the Fund and the issuer having the same investment adviser. Transactions during the period in which the issuer was an affiliate are as follows:

	Shares	Gross	Gross	Shares
	June 13, 2008	Additions	Reductions	September 30, 2008

Oppenheimer Institutional Money Market Fund, Cl. E	—	36,854,259	36,764,762	89,497

			Value	Income

Oppenheimer Institutional Money Market Fund, Cl. E			$89,497	$ 8,561

5.	Rate shown is the 7-day yield as of September 30, 2008.
Valuation Inputs
Various data inputs are used in determining the value of each of the Fund’s investments as of the reporting period end. These data inputs are categorized in the following hierarchy under applicable financial accounting standards:
1)	Level 1—quoted prices in active markets for identical assets or liabilities (including securities actively traded on a securities exchange)

2)	Level 2—inputs other than quoted prices that are observable for the asset (such as quoted prices for similar assets and market corroborated inputs such as interest rates, prepayment speeds, credit risks, etc.)

3)	Level 3—unobservable inputs (including the Manager’s own judgments about assumptions that market participants would use in pricing the asset).
OPPENHEIMER MASTER EVENT-LINKED BOND FUND, LLC

The market value of the Fund’s investments was determined based on the following inputs as of September 30, 2008:

	Investments	Other Financial
Valuation Description	in Securities	Instruments*

Level 1—Quoted Prices	$89,497	$—
Level 2—Other Significant Observable Inputs	42,213,972	182,293
Level 3—Significant Unobservable Inputs	—	—

Total	$42,303,469	$182,293

*	Other financial instruments include options written, currency contracts, futures, forwards and swap contracts. Currency contracts and forwards are reported at their unrealized appreciation/depreciation at measurement date, which represents the change in the contract’s value from trade date. Futures are reported at their variation margin at measurement date, which represents the amount due to/from the Fund at that date. Options and swaps are reported at their market value at measurement date.
See the accompanying Notes for further discussion of the methods used in determining value of the Fund’s investments, and a summary of changes to the valuation techniques, if any, during the reporting period.
Foreign Currency Exchange Contracts as of September 30, 2008 are as follows:

		Contract
Contract		Amount		Expiration		Unrealized	Unrealized
Description	Buy/Sell	(000s)		Date	Value	Appreciation	Depreciation

Euro (EUR)	Sell	4,225	EUR	12/18/08	$5,967,433	$188,467	$6,174
See accompanying Notes to Financial Statements.
OPPENHEIMER MASTER EVENT-LINKED BOND FUND, LLC

STATEMENT OF ASSETS AND LIABILITIES September 30, 2008

Assets
Investments, at value—see accompanying statement of investments:
Unaffiliated companies (cost $43,066,603)	$42,213,972
Affiliated companies (cost $89,497)	89,497

42,303,469
Cash	24,895
Unrealized appreciation on foreign currency exchange contracts	188,467
Receivables and other assets:
Interest and dividends	604,466
Other	255

Total assets	43,121,552

Liabilities
Unrealized depreciation on foreign currency exchange contracts	6,174
Payables and other liabilities:
Legal, auditing and other professional fees	32,387
Shareholder communications	4,330
Directors’ compensation	118
Other	296

Total liabilities	43,305

Net Assets	$43,078,247

See accompanying Notes to Financial Statements.
OPPENHEIMER MASTER EVENT-LINKED BOND FUND, LLC

STATEMENT OF OPERATIONS For the Period Ended September 30, 20081

Investment Income
Interest	$526,509
Dividends—affiliated companies	8,561

Total investment income	535,070

Expenses
Management fees	23,453
Legal, auditing and other professional fees	32,586
Shareholder communications	5,039
Directors’ compensation	1,650
Custodian fees and expenses	292
Other	167

Total expenses	63,187
Less waivers and reimbursements of expenses	(310)

Net expenses	62,877

Net Investment Income	472,193

Realized and Unrealized Gain (Loss)
Net realized gain on foreign currency transactions	2,705
Net change in unrealized depreciation on:
Investments	(626,420)
Translation of assets and liabilities denominated in foreign currencies	(48,495)

Net change in unrealized depreciation	(674,915)

Net Decrease in Net Assets Resulting from Operations	$(200,017)

1.	For the period from June 13, 2008 (commencement of operations) to September 30, 2008.
See accompanying Notes to Financial Statements.
OPPENHEIMER MASTER EVENT-LINKED BOND FUND, LLC

STATEMENT OF CHANGES IN NET ASSETS

Period Ended September 30,	2008[1]

Operations
Net investment income	$472,193
Net realized gain	2,705
Net change in unrealized depreciation	(674,915)

Net decrease in net assets resulting from operations	(200,017)

Beneficial Interest Transactions
Proceeds from member contributions	43,480,001
Payments for member withdrawal	(301,737)

Net increase in net assets resulting from beneficial interest transactions	43,178,264

Net Assets
Total increase	42,978,247
Beginning of period	100,000 [2]

End of period	$43,078,247

1.	For the period from June 13, 2008 (commencement of operations) to September 30, 2008.

2.	Reflects the value of the Manager’s initial seed money on May 29, 2008.
See accompanying Notes to Financial Statements.
OPPENHEIMER MASTER EVENT-LINKED BOND FUND, LLC

FINANCIAL HIGHLIGHTS

Class A Period Ended September 30,	2008[1]

Total Return, at Net Asset Value[2]	(1.00)%

Ratios/Supplemental Data
Ratios to average net assets:[3]
Net investment income	7.89%
Total expenses	1.06%[4]
Expenses after payments, waivers and/or reimbursements and reduction to custodian expenses	1.05%

Portfolio turnover rate	0%

1.	For the period from June 13, 2008 (commencement of operations) to September 30, 2008.

2.	Assumes an investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Sales charges are not reflected in the total returns. Total returns are not annualized for periods less than one full year. Returns do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

3.	Annualized for periods less than one full year.

4.	Total expenses including indirect expenses from affiliated fund were as follows:

Period Ended September 30, 2008	1.07%
See accompanying Notes to Financial Statements.
OPPENHEIMER MASTER EVENT-LINKED BOND FUND, LLC

NOTES TO FINANCIAL STATEMENTS
1. Significant Accounting Policies
Oppenheimer Master Event-Linked Bond Fund, LLC (the “Fund”), is organized as a Delaware limited liability company and registered under the Investment Company Act of 1940, as amended, a non-diversified open-end, management investment company, The Fund’s investment objective is to seek a high level of current income principally derived from interest on debt securities. The Funds investment adviser is OppenheimerFunds, Inc. (the “Manager”). The Fund commenced operations on June 13, 2008.
     Shares of the Fund are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the Securities Act of 1933, as amended. Investments in the Fund may only be made by “accredited investors” within the meaning of Regulation D under the Securities Act, including other investment companies. The Fund currently offers one class of shares.
     For federal income tax purposes, the Fund qualifies as a partnership, and each investor in the Fund is treated as the owner of its proportionate share of the net assets, income, expenses, and realized and unrealized gains and losses of the Fund. Accordingly, as a “pass-through” entity, the Fund pays no dividends or capital gain distributions.
     The following is a summary of significant accounting policies consistently followed by the Fund.
Securities Valuation. The Fund calculates the net asset value of its shares as of the close of the New York Stock Exchange (the “Exchange”), normally 4:00 P.M. Eastern time, on each day the Exchange is open for trading.
     Effective for fiscal periods beginning after November 15, 2007, FASB Statement of Financial Accounting Standards No. 157, Fair Value Measurements, establishes a hierarchy for measuring fair value of assets and liabilities. As required by the standard, each investment asset or liability of the Fund is assigned a level at measurement date based on the significance and source of the inputs to its valuation. Quoted prices in active markets for identical securities are classified as “Level 1”, inputs other than quoted prices for an asset that are observable are classified as “Level 2” and unobservable inputs, including the Manager’s judgment about the assumptions that a market participant would use in pricing an asset or liability are classified as “Level 3”. The inputs used for valuing securities are not necessarily an indication of the risks associated with investing in those securities. A table summarizing the Fund’s investments under these levels of classification is included following the Statement of Investments.
     Securities are valued using quoted market prices, when available, as supplied primarily either by portfolio pricing services approved by the Board of Directors or dealers. These securities are typically classified within Level 1 or 2; however, they may be designated as Level 3 if the dealer or portfolio pricing service values a security through an internal model with significant unobservable market data inputs.
     Securities traded on a registered U.S. securities exchange are valued based on the last sale price of the security reported on the principal exchange on which traded, prior
OPPENHEIMER MASTER EVENT-LINKED BOND FUND, LLC

to the time when the Fund’s assets are valued. Securities whose principal exchange is NASDAQ® are valued based on the official closing prices reported by NASDAQ prior to the time when the Fund’s assets are valued. In the absence of a sale, the security is valued at the last sale price on the prior trading day, if it is within the spread of the current day’s closing “bid” and “asked” prices, and if not, at the current day’s closing bid price. A foreign security traded on a foreign exchange is valued based on the last sale price on the principal exchange on which the security is traded, as identified by the portfolio pricing service used by the Manager, prior to the time when the Fund’s assets are valued. In the absence of a sale, the security is valued at the most recent official closing price on the principal exchange on which it is traded.
     Shares of a registered investment company that are not traded on an exchange are valued at that investment company’s net asset value per share.
     Corporate, government and municipal debt instruments having a remaining maturity in excess of sixty days and all mortgage-backed securities, collateralized mortgage obligations and other asset-backed securities are valued at the mean between the “bid” and “asked” prices.
     “Money market-type” debt instruments with remaining maturities of sixty days or less are valued at cost adjusted by the amortization of discount or premium to maturity (amortized cost), which approximates market value. These securities are typically designated as Level 2.
     In the absence of a readily available quoted market price, including for securities whose values have been materially affected by what the Manager identifies as a significant event occurring before the Fund’s assets are valued but after the close of the securities’ respective exchanges, the Manager, acting through its internal valuation committee, in good faith determines the fair valuation of that asset using consistently applied procedures under the supervision of the Board of Directors (which reviews those fair valuations by the Manager). Those procedures include certain standardized methodologies to fair value securities. Such methodologies include, but are not limited to, pricing securities initially at cost and subsequently adjusting the value based on: changes in company specific fundamentals, changes in an appropriate securities index, or changes in the value of similar securities which may be adjusted for any discounts related to resale restrictions. When possible, such methodologies use observable market inputs such as quoted prices of similar securities, observable interest rates, currency rates and yield curves. The methodologies used for valuing securities are not necessarily an indication of the risks associated with investing in those securities.
     Fair valued securities may be classified as “Level 3” if the valuation primarily reflects the Manager’s own assumptions about the inputs that market participants would use in valuing such securities.
     There have been no significant changes to the fair valuation methodologies during the period.
OPPENHEIMER MASTER EVENT-LINKED BOND FUND, LLC

NOTES TO FINANCIAL STATEMENTS Continued
1. Significant Accounting Policies Continued
Event-Linked Bonds. The Fund invests in “event-linked” bonds. Event-linked bonds, which are sometimes referred to as “catastrophe” bonds, are fixed income securities for which the return of principal and payment of interest is contingent on the non-occurrence of a specific trigger event, such as a hurricane, earthquake, or other occurrence that leads to physical or economic loss. If the trigger event occurs prior to maturity, the Fund may lose all or a portion of its principal in addition to interest otherwise due from the security. Event-linked bonds may expose the Fund to certain other risks, including issuer default, adverse regulatory or jurisdictional interpretations, liquidity risk and adverse tax consequences. The Fund records the net change in market value of event-linked bonds on the Statement of Operations as a change in unrealized appreciation or depreciation on investments. The Fund records a realized gain or loss on the Statement of Operations upon the sale or maturity of such securities.
Concentration Risk. Focusing on one type of investment, event-linked bonds, rather than a broad spectrum of investments, makes the Fund’s share price particularly sensitive to market, economic and natural and non-natural events that may affect this investment type. The Fund’s investment in event-linked bonds may be speculative and subject to greater price volatility than other types of investments.
Foreign Currency Translation. The Fund’s accounting records are maintained in U.S. dollars. The values of securities denominated in foreign currencies and amounts related to the purchase and sale of foreign securities and foreign investment income are translated into U.S. dollars as of the close of the Exchange, normally 4:00 P.M. Eastern time, on each day the Exchange is open for trading. Foreign exchange rates may be valued primarily using a reliable bank, dealer or service authorized by the Board of Directors.
     Reported net realized gains and losses from foreign currency transactions arise from sales of portfolio securities, sales and maturities of short-term securities, sales of foreign currencies, exchange rate fluctuations between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized appreciation and depreciation on the translation of assets and liabilities denominated in foreign currencies arise from changes in the values of assets and liabilities, including investments in securities at fiscal period end, resulting from changes in exchange rates.
     The effect of changes in foreign currency exchange rates on investments is separately identified from the fluctuations arising from changes in market values of securities held and reported with all other foreign currency gains and losses in the Fund’s Statement of Operations.
Investment in Oppenheimer Institutional Money Market Fund. The Fund is permitted to invest daily available cash balances in an affiliated money market fund. The Fund may invest the available cash in Class E shares of Oppenheimer Institutional Money Market Fund (“IMMF”)
OPPENHEIMER MASTER EVENT-LINKED BOND FUND, LLC

to seek current income while preserving liquidity. IMMF is a registered open-end management investment company, regulated as a money market fund under the Investment Company Act of 1940, as amended. The Manager is also the investment adviser of IMMF. The Fund’s investment in IMMF is included in the Statement of Investments. As a shareholder, the Fund is subject to its proportional share of IMMF’s Class E expenses, including its management fee. The Manager will waive fees and/or reimburse Fund expenses in an amount equal to the indirect management fees incurred through the Fund’s investment in IMMF.
Investments With Off-Balance Sheet Market Risk. The Fund enters into financial instrument transactions (such as swaps, futures, options and other derivatives) that may have off-balance sheet market risk. Off-balance sheet market risk exists when the maximum potential loss on a particular financial instrument is greater than the value of such financial instrument, as reflected in the Fund’s Statement of Assets and Liabilities.
Federal Taxes. The Fund, as an entity, will not be subject to U.S. federal income tax. The Fund will be treated for U.S. federal income tax purposes as a partnership, and not as an association taxable as a corporation. Therefore, a tax provision is not required. Each Member is required for U.S. federal income tax purposes to take into account, in its taxable year with which (or within which a taxable year of the Fund ends), its distributive share of all items of Fund income, gains, losses, and deductions for such taxable year of the Fund. A Member must take such items into account even if the Fund does not distribute cash or other property to such Member during its taxable year.
     Although the Fund is treated as a partnership for Federal tax purposes, it is intended that the Fund’s assets, income and distributions will be managed in such a way that investment in the Fund would not cause an investor that is a regulated investment company under Subchapter M of the Code (“RIC”) to fail that qualification.
Directors’ Compensation. The Board of Directors has adopted a compensation deferral plan for independent directors that enables directors to elect to defer receipt of all or a portion of the annual compensation they are entitled to receive from the Fund. For purposes of determining the amount owed to the Director under the plan, deferred amounts are treated as though equal dollar amounts had been invested in shares of the Fund or in other Oppenheimer funds selected by the Director. The Fund purchases shares of the funds selected for deferral by the Director in amounts equal to his or her deemed investment, resulting in a Fund asset equal to the deferred compensation liability. Such assets are included as a component of “Other” within the asset section of the Statement of Assets and Liabilities. Deferral of directors’ fees under the plan will not affect the net assets of the Fund, and will not materially affect the Fund’s assets, liabilities or net investment income per share. Amounts will be deferred until distributed in accordance to the compensation deferral plan.
Investment Income. Dividend income is recorded on the ex-dividend date or upon ex-dividend notification in the case of certain foreign dividends where the ex-dividend date may have passed. Non-cash dividends included in dividend income, if any, are recorded at
OPPENHEIMER MASTER EVENT-LINKED BOND FUND, LLC

NOTES TO FINANCIAL STATEMENTS Continued
1. Significant Accounting Policies Continued
the fair market value of the securities received. Interest income is recognized on an accrual basis. Discount and premium, which are included in interest income on the Statement of Operations, are amortized or accreted daily.
Custodian Fees. “Custodian fees and expenses” in the Statement of Operations may include interest expense incurred by the Fund on any cash overdrafts of its custodian account during the period. Such cash overdrafts may result from the effects of failed trades in portfolio securities and from cash outflows resulting from unanticipated shareholder redemption activity. The Fund pays interest to its custodian on such cash overdrafts, to the extent they are not offset by positive cash balances maintained by the Fund, at a rate equal to the Federal Funds Rate plus 0.50%. The “Reduction to custodian expenses” line item, if applicable, represents earnings on cash balances maintained by the Fund during the period. Such interest expense and other custodian fees may be paid with these earnings.
Security Transactions. Security transactions are recorded on the trade date. Realized gains and losses on securities sold are determined on the basis of identified cost.
Indemnifications. The Fund’s organizational documents provide current and former Directors and officers with a limited indemnification against liabilities arising in connection with the performance of their duties to the Fund. In the normal course of business, the Fund may also enter into contracts that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown as this would be dependent on future claims that may be made against the Fund. The risk of material loss from such claims is considered remote.
Other. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.
2. Shares of Beneficial Interest
The Fund has authorized an unlimited number of $0.001 par value shares of beneficial interest. Transactions in shares of beneficial interest were as follows:

	Period Ended September 30, 2008[1,2]
	Shares	Amount

Contributions	4,371,650	$43,480,001
Withdrawals	(30,288)	(301,737)

Net increase	4,341,362	$43,178,264

1.	For the period from June 13, 2008 (commencement of operations) to September 30, 2008.

2.	The Fund sold 10,000 shares at a value of $100,000 to the Manager upon seeding of the Fund on May 29, 2008.
OPPENHEIMER MASTER EVENT-LINKED BOND FUND, LLC

3. Purchases and Sales of Securities
There were no purchases or sales of securities, other than short-term obligations and investments in IMMF, for the period ended September 30, 2008.
4. Fees and Other Transactions with Affiliates
Management Fees. Under the investment advisory agreement, the Fund pays the Manager a management fee based on the average net assets of the Fund at an annual rate of 0.40%.
Transfer Agent Fees. OppenheimerFunds Services (“OFS”), a division of the Manager, acts as the transfer and shareholder servicing agent for the Fund. The Fund pays OFS a per account fee. For the period ended September 30, 2008, the Fund paid no fees to OFS for services to the Fund.
Offering and Organizational Costs. The Manager paid all initial offering and organizational costs associated with the registration and seeding of the Fund.
Waivers and Reimbursements of Expenses The Manager will waive fees and/or reimburse Fund expenses in an amount equal to the indirect management fees incurred through the Fund’s investments in IMMF. During the period ended September 30, 2008, the Manager waived $310 for management fees.
     OFS has voluntarily agreed to limit transfer and shareholder servicing agent fees to 0.35% of average annual net assets of the Fund. This undertaking may be amended or withdrawn at any time.
5. Foreign Currency Exchange Contracts
The Fund may enter into foreign currency exchange contracts (“forward contracts”) for the purchase or sale of a foreign currency at a negotiated rate at a future date.
     Forward contracts are reported on a schedule following the Statement of Investments. Forward contracts will be valued daily based upon the closing prices of the forward currency rates determined at the close of the Exchange as provided by a bank, dealer or pricing service. The resulting unrealized appreciation (depreciation) is reported in the Statement of Assets and Liabilities as a receivable or payable and in the Statement of Operations within the change in unrealized appreciation (depreciation). At contract close, the difference between the original cost of the contract and the value at the close date is recorded as a realized gain (loss) in the Statement of Operations.
     Risks to the Fund include both market and credit risk. Market risk is the risk that the value of the forward contract will depreciate due to unfavorable changes in the exchange rates. Credit risk arises from the possibility that the counterparty will default. If the counterparty defaults, the Fund’s loss will consist of the net amount of contractual payments that the Fund has not yet received.
OPPENHEIMER MASTER EVENT-LINKED BOND FUND, LLC

NOTES TO FINANCIAL STATEMENTS Continued
6. Recent Accounting Pronouncements
In March 2008, FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. This standard requires enhanced disclosures about derivative and hedging activities, including qualitative disclosures about how and why the Fund uses derivative instruments, how these activities are accounted for, and their effect on the Fund’s financial position, financial performance and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. At this time, management is evaluating the implications of SFAS No. 161 and its impact on the Fund’s financial statements and related disclosures.
7. Change In Independent Registered Public Accounting Firm (Unaudited)
At a meeting held on August 20, 2008, the Board of Trustees of the Fund appointed KPMG LLP as the independent registered public accounting firm to the Fund replacing the firm of Deloitte & Touche LLP, effective for the fiscal 2008 audit. The audit report of Deloitte & Touche LLP with respect to the Fund’s May 29, 2008 seed money financial statements contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Further, there were no disagreements between the Fund and Deloitte & Touche LLP on accounting principles, financial statement disclosure or audit scope, which if not resolved to the satisfaction of Deloitte & Touche LLP would have caused it to make reference to the disagreements in connection with its report.
OPPENHEIMER MASTER EVENT-LINKED BOND FUND, LLC

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 12th day of May, 2009.

     Oppenheimer Master Event-Linked Bond Fund, LLC

     By:     /s/ John V. Murphy*

          John V. Murphy, President
          Principal Executive Officer and Director

*By:     /s/ Kathleen T. Ives
     Kathleen T. Ives, Attorney-in-Fact